UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Oshkosh Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Oshkosh Corporation

December 18, 2009

Dear Fellow Oshkosh Corporation Shareholder:

              You are cordially invited to attend our Annual Meeting of Shareholders on Thursday, February 4, 2010 at 10:00 a.m. (Central Standard Time) at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901.

              At the Annual Meeting, we will ask you to: (1) elect twelve directors, (2) ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2010, (3) vote on a shareholder proposal, if properly presented at the Annual Meeting, and (4) take action upon any other business as may properly come before the Annual Meeting.

              We also will review our progress during the past year and answer your questions.

              The accompanying materials include the Notice of Annual Meeting of Shareholders and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about us that you should consider when you vote your shares.

              Again this year, we are furnishing proxy materials to our shareholders over the Internet. This process expedites the delivery of proxy materials, materials remain easily accessible to shareholders, and shareholders receive clear instructions for receiving materials and voting.

              On December 18, 2009, we mailed our Notice of Internet Availability of Proxy Materials, which contains instructions for our shareholders' use of this process, including how to access our 2009 Proxy Statement and 2009 Annual Report and how to vote online. In addition, the Notice of Internet Availability of Proxy Materials contains instructions on how you may (i) receive a paper copy of the Proxy Statement and Annual Report, if you received only a Notice of Internet Availability of Proxy Materials this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.

              It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we hope that you will vote on the matters to be considered. You may vote your shares over the Internet or by a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials.

Sincerely,

Robert G. Bohn Chairman and Chief Executive Officer	Bryan J. Blankfield Executive Vice President, General Counsel and Secretary

Oshkosh Corporation

December 18, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

              The 2010 Annual Meeting of Shareholders of Oshkosh Corporation will be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, on Thursday, February 4, 2010 at 10:00 a.m. (Central Standard Time) for the following purposes:

    1.
    To elect twelve directors;

    2.
    To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2010;

    3.
    To vote on a shareholder proposal, if properly presented at the Annual Meeting; and

    4.
    To consider and act upon such other business as may properly come before the Annual Meeting.

              Shareholders of record at the close of business on December 10, 2009 are entitled to vote at the Annual Meeting.

              Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

Bryan J. Blankfield
Executive Vice President, General Counsel
    and Secretary
Oshkosh Corporation
2307 Oregon Street
Oshkosh, WI 54903-2566

PROXY STATEMENT

i

ii

PROXY STATEMENT

              We are providing these proxy materials in connection with the solicitation by the Board of Directors of Oshkosh Corporation of proxies to be voted at our 2010 Annual Meeting of Shareholders, which will take place at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin 54901, on Thursday, February 4, 2010 at 10:00 a.m. (Central Standard Time).

              We are mailing the Notice of Internet Availability of Proxy Materials to shareholders of record and beneficial owners of our Common Stock on or about December 18, 2009. The Notice of Internet Availability of Proxy Materials instructs shareholders and beneficial owners of our Common Stock on how they may access our proxy materials, which include our Proxy Statement and Annual Report, over the Internet. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you on how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such proxy materials in the Notice of Internet Availability of Proxy Materials.

VOTING PROCEDURES

Who Can Vote

              Only holders of record of our Common Stock at the close of business on December 10, 2009, the record date for voting at the Annual Meeting, are entitled to vote at the Annual Meeting. On the record date 89,511,389 shares of Common Stock were entitled to vote.

Determining the Number of Votes You Have

              Your Notice of Internet Availability of Proxy Materials indicates the number of shares of Common Stock that you own. Each share of Common Stock has one vote.

How to Vote

              Via the Internet – Shareholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a shareholder's identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

              Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (EST) on February 3, 2010. You may access this Proxy Statement and related materials by going to http://www.investoreconnect.com and entering the control number as shown on your Notice of Internet Availability of Proxy Materials. You will then be directed to select a link to www.proxyvote.com where you will be able to vote on the proposals presented here.

              By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you may call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

              By Mail – Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanies the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Shareholders who hold shares beneficially in street name may vote by mail by requesting a paper proxy card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the voting instruction card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

              If you vote via the Internet, by telephone or by mailing a proxy card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for shareholder vote, you may vote "for" or "against" any proposal or you may abstain from voting on any proposal.

              If you submit a proxy via the Internet, by telephone or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors, in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and against the shareholder proposal, if the shareholder proposal is properly presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

              At the Annual Meeting – Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

              You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can submit a valid proxy with a later date; (2) you can notify our Secretary in writing at the address on the Notice of Annual Meeting of Shareholders that is part of these materials that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum

              To carry on the business of the Annual Meeting, a minimum number of shares of Common Stock, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of our Common Stock. This majority may be present in person or by proxy. Abstentions and "broker non-votes" (when a broker has delivered a proxy that it does not have authority to vote on the proposal in question) are counted as present in determining whether or not there is a quorum.

Required Vote

              Proposal 1: Election of Directors.    The twelve nominees for director who receive the most votes of all votes cast for directors will be elected. If you do not vote for a particular nominee, or if you indicate via telephone, the Internet or on your proxy card that you want to withhold authority to vote for a particular nominee, then your vote will not count for the nominee. In addition, if you hold shares of our Common Stock through a broker-dealer, bank nominee, custodian or other securities intermediary, the intermediary will not vote those shares for the election of any nominee for director unless you give the intermediary specific voting instructions on a timely basis directing the intermediary to vote for such nominee.

              Pursuant to our By-Laws, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election must promptly tender his or her resignation to the Chairman of the Board. The Governance Committee of our Board of Directors (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of the Annual Meeting. Within four days of the Board's decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

              Also pursuant to our By-Laws, written notice by shareholders of qualifying nominations for election to our Board of Directors must have been received by our Secretary by November 4, 2009. We did not receive any such nominations, and no other nominations for election to our Board of Directors may be made by shareholders at the Annual Meeting.

              If any director nominee decides that he or she does not want to stand for this election, then the persons you name as proxies via telephone, the Internet or on your proxy card will vote for substitute nominees. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no nominee who did not intend to stand for election.

              Proposal 2: Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2010.    The votes cast "for" must exceed the votes cast "against" to approve the ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2010. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast."

              Proposal 3: Shareholder Proposal.    The votes cast "for" the proposal must exceed the votes cast "against" the proposal to pass. Abstentions and broker non-votes do not constitute a vote "for" or "against" the proposal and will be disregarded in the calculation of "votes cast." The proposal must be properly presented at the Annual Meeting in order to be voted upon.

Voting by Employees Participating in the Oshkosh Corporation Employee Stock Purchase Plan

              If you are an employee of Oshkosh Corporation or one of our subsidiaries and participate in our Employee Stock Purchase Plan, your Notice of Internet Availability of Proxy Materials will indicate the aggregate number of shares of Common Stock credited to your account under that Plan as of December 10, 2009, the record date for voting at the Annual Meeting. If you timely submit a proxy via the Internet, by telephone or by mailing a proxy card, your shares will be voted as you have directed.

GOVERNANCE OF THE COMPANY

The Board of Directors

              Our Board of Directors is currently comprised of twelve directors. Ten of the directors are not employees of our company, although J. Peter Mosling, Jr. was an employee and officer of our company until his retirement in 1994. Robert G. Bohn, our Chairman and Chief Executive Officer, and Charles L. Szews, our President and Chief Operating Officer, also are directors. Our Board of Directors has determined that each of the ten non-employee directors does not have a material relationship with us and is independent under New York Stock Exchange ("NYSE") listing standards. Our Board of Directors has adopted standards to assist in determining the independence of directors. Under these standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director's independence:

1.
A family member of the director is or was an employee (other than an executive officer) of our company.

2.
A director, or a family member of the director, receives or received less than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with us). Compensation received by (a) a director for former service as an interim Chairperson or Chief Executive Officer or other executive officer of our company or (b) a family member of the director for service as a non-executive employee of our company need not be considered.

3.
A director, or a family member of the director, is a former partner or employee of our internal or external auditor but did not personally work on our audit within the last three years; or a family member of a director is employed by an internal or external auditor of our company but does not participate in such auditor's audit, assurance or tax compliance practice.

4.
A director, or a family member of the director, is or was an employee, other than an executive officer, of another company where any of our present executives serve on that company's compensation committee.

5.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, another company that makes payments (other than contributions to tax exempt organizations) to, or receives payments from, us for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year.

6.
A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which our company's and its foundation's contributions in any single fiscal year do not exceed the greater of $1 million or 2% of such organization's consolidated gross revenues.

7.
A director is one of our shareholders.

8.
A director has a relationship that currently exists or that has existed (including through a family member) with a company that has a relationship with us, but the director's relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

9.
A family member of the director, other than his or her spouse, is an employee of a company that has a relationship with us but the family member is not an executive officer of that company.

10.
A family member of the director has a relationship with us but the family member is not an immediate family member of the director. An "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person's home.

11.
Any relationship that a director (or an immediate family member of the director) previously had that constituted an automatic bar to independence under NYSE listing standards after such relationship no longer constitutes an automatic bar to independence in accordance with NYSE listing standards.

              Our Board of Directors met eleven times during fiscal 2009. Each director attended at least 80% of the meetings of the Board and committees on which he or she served during fiscal 2009 that were held when he or she was a director. Our Board of Directors has a policy that directors should attend our Annual Meeting of Shareholders. All who were directors at that time attended our 2009 Annual Meeting of Shareholders.

              Our non-management directors, all of whom are independent directors, met in executive session, without the presence of our officers, on two occasions during fiscal 2009. Michael W. Grebe, the Chair of the Governance Committee and our Presiding Director, presided over executive meetings of the non-management directors. If a shareholder or other interested party wishes to communicate with our Board of Directors, the shareholder or other interested party may send correspondence to the Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566. Our Secretary will submit the shareholder's correspondence to the Board or the appropriate Committee as applicable. Pursuant to our Corporate Governance Guidelines, Michael W. Grebe, as Chair of the Governance Committee, acts as the Presiding Director of our Board of Directors. Shareholders or other interested parties may communicate directly with the Presiding Director by sending correspondence to Presiding Director, Board of Directors, c/o Secretary, Oshkosh Corporation, 2307 Oregon Street, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566.

              The name, age, principal occupation and length of service of each nominee for election to our Board of Directors, together with certain other biographical information, is set forth below. On July 10, 2009, Timothy J. Roemer, a former member of our Board of Directors, advised us of his intention to resign as a member of the Board effective as of July 15, 2009 as a result of his nomination by President Obama as the United States Ambassador to India. With Mr. Roemer's resignation there were two vacancies on our Board of Directors, one of which was filled with the appointment of John J. Hamre to the Board effective November 2, 2009. Our Board of Directors has not at this time nominated a candidate to fill the remaining vacancy, but the Governance Committee will continue the process of identifying a qualified candidate. Because that process is not complete, there is one fewer nominee for election to the Board than there are available positions on the Board of Directors. Regardless of this vacancy, you may vote your shares only for the number of nominees for director named in this Proxy Statement.

Nominees

Name	Age	Office, if any, held in our company
J. William Andersen	71
Robert G. Bohn	56	Chairman and Chief Executive Officer
Richard M. Donnelly	66
Frederick M. Franks, Jr.	73
Michael W. Grebe	69
John J. Hamre	59
Kathleen J. Hempel	59
Harvey N. Medvin	73
J. Peter Mosling, Jr.	65
Craig P. Omtvedt	59
Richard G. Sim	65
Charles L. Szews	53	President and Chief Operating Officer

              J. WILLIAM ANDERSEN – Mr. Andersen has served as a director of our company since 1976 and had been the Executive Director of Development, University of Wisconsin-Oshkosh from 1980 through his retirement in 1994.

              ROBERT G. BOHN – Mr. Bohn joined our company in 1992 as Vice President-Operations. He was appointed President and Chief Operating Officer in 1994. He was appointed our President and Chief Executive Officer in 1997, and Chairman of the Board of Directors in 2000. Mr. Bohn's title was changed to Chairman and Chief Executive Officer in 2007. Prior to joining our company, Mr. Bohn held various executive positions with Johnson Controls, Inc. from 1984 until 1992. He has served as a director of our company since 1995 and is also a director of Carlisle Companies, Inc. and Menasha Corporation.

              RICHARD M. DONNELLY – Mr. Donnelly has served as a director of our company since 2001. From 1961 until his retirement in 1999, he held various positions with General Motors Corporation, a manufacturer of motor vehicles, including most recently as President and Group Executive of General Motors, Europe, a division of General Motors Corporation. From 2000 through September 2009, Mr. Donnelly served as an Industrial Partner at RHJ International where he was responsible for RHJ International's automotive supply portfolio. He is past Chairman of the Board of Niles Co., Ltd. of Japan, a global switch and sensor supplier, and Honsel International Technologies S.A. of Brussels, Belgium, a global supplier of light alloy castings. Mr. Donnelly is a past director of Asahi Tec Corporation, a Japanese casting company.

              FREDERICK M. FRANKS, JR. – Gen. (Ret.) Franks has served as a director of our company since 1997. He was the Commander of the U.S. Training and Doctrine Command from 1991 to 1994 and commanded the U.S. Army VII Corps during Operation Desert Storm. He retired from the Army in 1994. Gen. (Ret.) Franks is self-employed and co-author of Into the Storm with Tom Clancy, serves as Chairman of the Limb Loss Panel of the Defense Health Board, Chairman of the VII Corps Desert Storm Veterans Association, Army Consultant for MEB/PEB, and Advisor to the Home Base Program of Massachusetts General Hospital and Red Sox Foundation reaching out to veterans and families with PTSD and TBI. He also is the Class of 1966 Chair in the Simon Center at West Point.

              MICHAEL W. GREBE – Mr. Grebe has served as a director of our company since 1990. He was a partner in the national law firm of Foley & Lardner LLP from 1977 until his retirement in 2002. Mr. Grebe has served since 2002 as President and Chief Executive Officer of the Lynde and Harry Bradley Foundation, a private foundation based in Milwaukee. Mr. Grebe is also a director of the Lynde and Harry

Bradley Foundation and Church Mutual Insurance Company. In addition, Mr. Grebe is a director and chairman of the Philanthropy Roundtable and director of the Charter School Growth Fund, both non-profit organizations.

              JOHN J. HAMRE – The Board of Directors elected Mr. Hamre as a director of our company in November 2009. Mr. Hamre currently serves as President and Chief Executive Officer of the Center for Strategic & International Studies, a bipartisan, nonprofit organization headquartered in Washington, D.C., that provides strategic insights and policy solutions to decision makers in government, international institutions, the private sector and civil society, a position he has held since 2000. Prior to joining the Center for Strategic & International Studies, Mr. Hamre served as the 26th Deputy Secretary of Defense from 1997 until 2000. In 2007, he was appointed to serve as chairman of the Defense Policy Board. From 1993 to 1997, he served as Under Secretary of Defense (Comptroller). As Comptroller, he was the principal assistant to the Secretary of Defense for the preparation, presentation, and execution of the defense budget and management improvement programs. Before serving in the U.S. Department of Defense, Mr. Hamre worked for 10 years as a professional staff member of the Senate Armed Services Committee. During that time, he was primarily responsible for the oversight and evaluation of procurement, research and development programs, defense budget issues, and relations with the Senate Appropriations Committee. From 1978 to 1984, he served in the Congressional Budget Office, where he became its deputy assistant director for national security and international affairs. In that position, he oversaw analysis and other support for committees in both the House of Representatives and the Senate. Mr. Hamre's nomination to our Board was recommended by the Governance Committee based upon a search performed by a third-party search firm at the direction of the Governance Committee. Mr. Hamre is also a director of ITT, Inc., Mitre Corporation and Science Applications International Corporation, Inc.

              KATHLEEN J. HEMPEL – Ms. Hempel has served as a director of our company since 1997. She was Vice Chairman and Chief Financial Officer of Fort Howard Corporation, a manufacturer of paper and paper products, from 1992 until its merger into Fort James Corporation in 1997. Ms. Hempel is also a director of Whirlpool Corporation.

              HARVEY N. MEDVIN – Mr. Medvin has served as a director of our company since 2004. Mr. Medvin was Executive Vice President and Chief Financial Officer of Aon Corporation (and its corporate predecessor), a provider of risk management services and insurance brokerage, from 1982 until his retirement in 2003. He is a director of The Warranty Group, Inc. (a subsidiary of Onex Corporation) and a director of Schwarz Supply Source. Mr. Medvin is also a director of two non-profit organizations: NorthShore University Health System and Ravinia Festival.

              J. PETER MOSLING, JR. – Mr. Mosling has served as a director of our company since 1976, having joined our company in 1969. He served in various senior executive capacities during his employment with our company through his retirement in 1994.

              CRAIG P. OMTVEDT – Mr. Omtvedt has served as a director of our company since 2008. Mr. Omtvedt currently serves as Senior Vice President and Chief Financial Officer for Fortune Brands, Inc., a leading consumer products company, a position he has held since 2000. He has been with Fortune Brands since 1989 serving in various capacities, including: Director, Audit; Deputy Controller; Vice President, Deputy Controller and Chief Internal Auditor; Vice President and Chief Accounting Officer; and Senior Vice President and Chief Accounting Officer. Mr. Omtvedt previously served in financial positions of increasing responsibility at both The Pillsbury Company and Sears, Roebuck & Company. In addition, Mr. Omtvedt serves as a director and audit committee chair for General Cable Corp. and is a member of the Standard & Poor's CFO Advisory Council. Mr. Omtvedt is also actively involved with the Boys & Girls Club of America, serving as a National Trustee.

              RICHARD G. SIM – Mr. Sim has served as a director of our company since 1997. From 1998 until 2003, he was Chairman, President and Chief Executive Officer of APW, Ltd., an electronics contract manufacturer. Mr. Sim served as Chairman and a member of the board of directors of Actuant Corporation, a manufacturer of hydraulic equipment, from 1987 until 2002.

              CHARLES L. SZEWS – Mr. Szews has served as a director of our company since 2007. Mr. Szews joined our company in 1996 as Vice President and Chief Financial Officer. He was appointed Executive Vice President in 1997, a position in which he served until his appointment to his current position as President and Chief Operating Officer in 2007. Prior to joining our company, Mr. Szews spent eight years at Fort Howard Corporation holding a series of executive positions. Prior to Fort Howard Corporation, Mr. Szews was an auditor with Ernst & Young serving in various offices and capacities over a ten-year period. Mr. Szews is also a director of Gardner Denver, Inc.

              None of our directors or executive officers has any family relationship with any other director or executive officer.

Committees of the Board of Directors

              Our Board of Directors has four standing committees: the Audit Committee, the Executive Committee, the Governance Committee and the Human Resources Committee. The members and responsibilities of these Committees as of the date of the Notice of Internet Availability of Proxy Materials are set forth below.

Committee Membership (*Indicates Chair)

Audit Committee	Governance Committee
J. William Andersen	Richard M. Donnelly
Harvey N. Medvin	Frederick M. Franks, Jr.
Craig P. Omtvedt*	Michael W. Grebe*
Richard G. Sim	J. Peter Mosling, Jr.
Executive Committee	Human Resources Committee
Robert G. Bohn*	Richard M. Donnelly
Michael W. Grebe	Frederick M. Franks, Jr.
Kathleen J. Hempel	Michael W. Grebe
Craig P. Omtvedt	Kathleen J. Hempel*

Audit Committee

              The Audit Committee oversees the fulfillment by management of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It assists Board oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements and our independent registered public accounting firm's qualifications and independence. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. It oversees the activities of our internal audit function, which currently is provided under contract by Ernst & Young, LLP. The Audit Committee has a charter that specifies its responsibilities and the Audit Committee believes it fulfills its charter. All members of the Audit Committee are independent directors as defined under NYSE listing standards and SEC rules. All members of the Audit Committee are financially literate under the applicable NYSE listing standards. Our Board of Directors has determined that Harvey N. Medvin, Craig P. Omtvedt and Richard G. Sim are "audit committee financial experts" as defined under SEC rules.

              The Audit Committee met nine times during fiscal 2009. Our independent registered public accounting firm and internal auditors met with the Audit Committee with and without representatives of management present. See "Report of the Audit Committee" on page 12.

Executive Committee

              The Executive Committee exercises certain delegated powers and authority to act when a decision is essential and it is not possible to convene a meeting of the full Board in a timely manner. Actions of the Executive Committee require unanimous consent of all members and do not require ratification by the Board, but may be amended, rescinded or revoked by the Board. The Executive Committee did not meet during fiscal 2009. With the exception of Mr. Bohn, the members of the Executive Committee are independent directors as defined under NYSE listing standards.

Governance Committee

              The Governance Committee identifies individuals qualified to become Board members and recommends nominees to the Board for election as directors. It also oversees the evaluation of the performance of the Board, makes recommendations to the Board regarding Board and Committee structure, including Committee charters and corporate governance, and is responsible for conducting an annual Board self-evaluation. The Governance Committee has developed, and the Board adopted, a set of corporate governance guidelines applicable to our company. The Governance Committee met two times during fiscal 2009. All members of the Governance Committee are independent directors as defined under NYSE listing standards and SEC rules.

              The Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third-party search firms and other sources. In evaluating candidates, the Governance Committee considers attributes of the candidate (including strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge) and the needs of the Board. However, the Board and the Governance Committee believe the following minimum qualifications must be met by a director candidate to be recommended as a director nominee by the Governance Committee: (i) each director nominee must display the highest personal and professional ethics, integrity and values; (ii) each director nominee must have the ability to make independent analytical inquiries and to exercise sound business judgment; (iii) each director nominee must have relevant expertise and experience and an understanding of our business environment and be able to offer advice and guidance to our Board of Directors and executives based on that expertise, experience and understanding; (iv) director nominees generally should be active or former chief or other senior executive officers of public companies or leaders of major complex organizations, including commercial, scientific, government, educational and other non-profit institutions; (v) each director nominee must be independent of any particular constituency, be able to represent all shareholders of our company and be committed to enhancing long-term shareholder value; (vi) each director nominee must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business; and (vii) unless otherwise determined by the Governance Committee, a director nominee may not have attained the age of 72. Our Board and the Governance Committee also believe that at least one director should have the requisite experience and expertise to be designated as an "audit committee financial expert" as defined by applicable rules of the SEC.

              The Governance Committee will review all candidates in the same manner, regardless of the source of the recommendation. The Governance Committee will consider individuals recommended by shareholders for nomination as a director for available seats on the Board if the shareholder complies with the procedures for recommendations described under "Other Matters." Our By-Laws require that shareholders give advance notice and furnish certain information to us if they wish to nominate a person for election as a director.

Human Resources Committee

              The Human Resources Committee's basic responsibility is to assure that the non-employee members of our Board of Directors, the Chief Executive Officer, other executive officers and key management are compensated effectively and in a manner consistent with our stated compensation philosophy and objectives, internal equity considerations, competitive practices and the requirements of the appropriate regulatory bodies. The Human Resources Committee oversees our organizational, personnel, compensation, and benefits policies and practices. It establishes the compensation for executive officers and oversees the administration of other executive compensation and benefit plans. The Human Resources Committee met seven times in fiscal 2009. All members of the Human Resources Committee are independent directors as defined under NYSE listing standards.

              The Human Resources Committee has retained the services of an external compensation consultant, Towers Perrin. The mandate of the consultant is to serve us and work for the Human Resources Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations. The nature and scope of services rendered by Towers Perrin on the Human Resources Committee's behalf is described below:

  •
  Analyses of general industry compensation data and updates of trends in executive compensation;

  •
  Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting executive compensation and benefit programs;

  •
  Guidance on overall compensation program structure, executive compensation levels, and executive employment agreement terms;

  •
  Preparation for and attendance at selected management, committee or Board of Directors meetings; and

  •
  Recommend competitive positioning of outside director compensation.

              The Human Resources Committee has the final authority to hire and terminate the consultant, and the Human Resources Committee evaluates the consultant periodically.

              In addition to Towers Perrin's work for the Human Resources Committee during fiscal 2009, management purchased compensation survey products directly from Towers Perrin and retained Towers Perrin to perform senior executive retirement plan calculations for our subsidiary, JLG Industries, Inc. We paid Towers Perrin at its standard rates for all services it provided to us. Neither the purchase of the survey products nor the retention to perform retirement plan calculations for JLG was related to or connected with the work that Towers Perrin performed for the Human Resources Committee. Billings for work performed for the Human Resources Committee were approximately 60% of the total amount we paid to Towers Perrin in fiscal year 2009.

              In fiscal 2009, management retained Hewitt Associates, LLC to perform senior executive retirement plan calculations for JLG and discontinued the service of Towers Perrin in this role. Hewitt Associates did not perform any work for the Human Resources Committee in fiscal 2009.

              We provide additional information regarding the Human Resources Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under "Executive Compensation Discussion and Analysis."

Corporate Governance Documents

              We make our Corporate Governance Guidelines and the written charters of the Audit Committee, the Governance Committee and the Human Resources Committee of our Board of Directors available, free of charge, on our website at www.oshkoshcorporation.com.

              We have adopted the Oshkosh Corporation Code of Ethics applicable to directors and senior executives that applies to our directors and senior executives, including our Chairman and Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Chief Financial Officer, our Senior Vice President Finance and Controller and other persons performing similar functions. We have also adopted a Code of Ethics and Standards of Conduct that apply to all of our employees. We make both of such Codes available on our website at www.oshkoshcorporation.com, and each such Code is available in print to any shareholder who requests it from our Secretary at the address above.

              We are not including the information contained on our website as part of, or incorporating it by reference into, this Proxy Statement.

Policies and Procedures Regarding Related Person Transactions

              Our Board of Directors adopted a written code of ethics and standards of conduct, known as "The Oshkosh Way", for all employees. Further, the Board approved and distributed to our directors and named executive officers a Code of Ethics applicable to directors and senior executives. Our named executive officers are required to acknowledge in writing that they have received, reviewed and understand the requirements of the latter Code of Ethics and further acknowledge that failure to fully comply with this Code of Ethics can subject them to discipline, up to and including removal from our Board of Directors or termination of employment.

              The Code of Ethics requires the prompt disclosure to our General Counsel or the Chair of the Audit Committee of any proposed transaction or relationship that could create or appear to create a conflict of interest. The Code of Ethics provides, "the phrase 'actual or apparent conflict of interest' shall be broadly construed and include, for example, direct conflicts, indirect conflicts, potential conflicts, apparent conflicts and any other personal, business or professional relationship or dealing that has a reasonable possibility of creating even the mere appearance of impropriety."

              Consistent with its fiduciary duties, the Audit Committee's decision whether or not to approve or ratify a transaction is based on its review of the facts involved to determine whether a conflict of interest exists.

Certain Transactions

              In March 2009, R. Andrew Hove joined our company as Executive Vice President and President, Defense Segment. In connection with our offer of employment to Mr. Hove, we agreed to purchase Mr. Hove's residence located in the Detroit, Michigan metropolitan area, at its current appraised value. A third party appraisal established a value of $487,500 for the residence, and we completed the purchase at that price in May 2009. In addition, we compensated Mr. Hove for the loss he incurred on the sale of his residence, which we describe in more detail in Footnotes to the Summary Compensation Table on page 30.

REPORT OF THE AUDIT COMMITTEE

              The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight of our financial reporting and disclosure responsibilities, accounting functions and internal controls. The Audit Committee acts under a written charter, which our Board of Directors first adopted in 1997 and last amended in September 2007. Each of the members of the Audit Committee is independent as defined by the NYSE's listing standards and SEC rules.

Audit and Non-Audit Fees

              The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual consolidated financial statements for the fiscal years ended September 30, 2009 and September 30, 2008 and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

	2009	2008
Audit fees (1)	$3,045,700	$3,089,100
Audit-related fees (2)	72,000	66,000

Total	$3,117,700	$3,155,100

              (1)          Audit fees consisted principally of fees for the audit of our annual consolidated financial statements, for reviews of the interim condensed consolidated financial statements included in our Forms 10-Q, for review of a registration statement and issuance of comfort letters in connection with our equity offering during fiscal 2009 and for work in connection with the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002 related to our internal control over financial reporting.

              (2)          Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and are not reported under "Audit fees." These services include employee benefit plan audits, accounting consultations in connection with potential transactions, and consultations concerning financial accounting and reporting standards.

Pre-approval of Services by the Independent Registered Public Accounting Firm

              The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.

              Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair or one or more of its members. The member or members to whom such authority is delegated report any specific approval of services at its next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to us by our independent registered public accounting firm.

              The Audit Committee pre-approved the provision of all of the services described above and has considered and determined that the provision of such services is compatible with maintaining the independence of Deloitte & Touche LLP.

              The Audit Committee reviews our financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2009 with our management and independent registered public accounting firm. Management is responsible for the consolidated financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the internal controls over financial reporting based upon the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

              The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and Rule 2-07 of SEC Regulation S-X. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, for filing with the SEC.

AUDIT COMMITTEE

Craig P. Omtvedt, Chair
J. William Andersen
Harvey N. Medvin
Richard G. Sim

STOCK OWNERSHIP

Stock Ownership of Directors, Executive Officers and Other Large Shareholders

              The following table shows the "beneficial" ownership of Common Stock of each director, each named executive officer appearing in the Summary Compensation Table on page 30, each other shareholder owning more than 5% of our outstanding Common Stock and the directors and executive officers (including the named executive officers) as a group.

              "Beneficial Ownership" means more than "ownership" as that term commonly is used. For example, a person "beneficially" owns stock if he or she owns it in his or her name or if he or she has (or shares) the power to vote or sell the stock as trustee of a trust. Beneficial ownership also includes shares the directors and executive officers have a right to acquire within 60 days after November 30, 2009 as, for example, through the exercise of a stock option.

              Except as otherwise stated in the footnotes to the following table, information about Common Stock ownership is as of November 30, 2009. At the close of business on November 30, 2009, there were 89,477,724 shares of Common Stock outstanding. Unless stated otherwise in the footnotes to the table, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
J. William Andersen (1)(2)	38,872	*
Robert G. Bohn (1)(3)	1,146,667	1.27%
Richard M. Donnelly (1)	46,985	*
Frederick M. Franks, Jr. (1)(4)	74,483	*
Michael W. Grebe (1)	66,699	*
John J. Hamre(1)	463	*
Kathleen J. Hempel (1)	78,699	*
R. Andrew Hove	0	*
Joseph H. Kimmitt(1)	94,502	*
Harvey N. Medvin (1)	21,523	*
J. Peter Mosling, Jr. (1)	203,575	*
Craig P. Omtvedt (1)	12,587	*
David M. Sagehorn (1)	48,021	*
Richard G. Sim (1)(5)	88,666	*
Charles L. Szews (1)(6)	481,239	*
All directors and executive officers as a group(1)	3,237,805	3.52%
Columbia Wanger Asset Management, L.P. (7)	3,722,000	4.16%
Fidelity Management & Research Company (8)	9,077,561	10.15%

              *            The amount shown is less than 1% of the outstanding shares of Common Stock.

              (1)          Amounts shown include 25,049 shares for J. William Andersen, 866,500 shares for Robert G. Bohn, 36,049 shares for Richard M. Donnelly, 67,049 shares for Frederick M. Franks, Jr., 55,049 shares for Michael W. Grebe, 67,049 shares for Kathleen J. Hempel, 74,866 shares for Joseph H. Kimmitt, 8,249 shares for Harvey N. Medvin, 67,049 shares for J. Peter Mosling, Jr., 650 shares for Craig P. Omtvedt, 45,533 shares for David M. Sagehorn, 55,049 shares for Richard G. Sim, 354,566 shares for Charles L. Szews, and 2,415,670 shares for all directors and executive officers as a group that such persons have the right to acquire pursuant to stock options exercisable within 60 days of November 30, 2009. Amounts also include shares of restricted Common Stock, which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 367 shares for J. William Andersen, 366 shares for Richard M. Donnelly, 367 shares for Frederick M. Franks, Jr., 367 shares for Michael W. Grebe, 367 shares for Kathleen J. Hempel, 367 shares for Harvey N. Medvin, 367 shares for J. Peter Mosling, Jr., 367 shares for Richard G. Sim, and 2,935 shares for all directors and executive officers as a group. Amounts shown also include restricted stock units under our Deferred Compensation Plan for Directors and Executive Officers, a portion which are subject to forfeiture until they vest, in the following amounts to the following individuals listed in the table: 4,206 units for J. William Andersen, 2,103 units for Richard M. Donnelly, 1,112 units for Craig P. Omtvedt, and 7,421 units for all directors and executive officers as a group. Amounts shown also include units deemed to be invested in shares of our Common Stock that are credited to the following individuals' accounts in the following amounts under the Deferred Compensation Plan: 188 units for John J. Hamre, 7,624 units for Harvey N. Medvin, 17,989 units for Richard G. Sim, and 28,427 units for all directors and executive officers as a group. Restricted stock units and units held under the Deferred Compensation Plan will be distributed in the form of shares of our Common Stock.

              (2)          Amounts shown do not include 540 shares owned by Dulce W. Andersen, Mr. Andersen's wife, as to which he disclaims beneficial ownership.

              (3)          Amounts shown do not include 35,407 shares owned by Joyce M. Bohn, Mr. Bohn's wife, as to which he disclaims beneficial ownership.

              (4)          Amounts shown include 1,296 shares as to which ownership is shared with Denise L. Franks, Mr. Frank's wife.

              (5)          Amounts shown do not include 10,000 shares owned by Cynthia J. Robinson-Sim, Mr. Sim's wife, as to which he disclaims beneficial ownership.

              (6)          Amounts shown include 9,200 shares as to which ownership is shared with Rochelle A. Szews, Mr. Szews' wife.

              (7)          Amount shown is as described in the Schedule 13G that Columbia Wanger Asset Management, L.P. filed with the SEC on February 5, 2009. Columbia Wanger Asset Management, L.P. is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

              (8)          Amount shown is as described in the Schedule 13G that Fidelity Management & Research Company filed with the SEC on November 10, 2009. Fidelity Management & Research Company is located at 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

              The Securities and Exchange Act of 1934 requires our directors, executive officers, controller and any persons owning more than 10% of our Common Stock to file reports with the SEC regarding their ownership of our Common Stock and any changes in such ownership. Based upon our review of copies of these reports and certifications given to us by such persons, we believe that our directors, executive officers and controller have complied with their filing requirements for fiscal 2009. However, forms reporting two transactions on behalf of Michael J. Wuest and one transaction on behalf of Thomas J. Polnaszek were not timely filed, each reporting a rebalancing of deferred compensation accounts. In addition, one untimely filing on behalf of Thomas D. Fenner reported an exercise of stock options.

REPORT OF THE HUMAN RESOURCES COMMITTEE

              The Human Resources Committee of our Board of Directors has reviewed and discussed the following "Compensation Discussion and Analysis" for fiscal 2009 and has further discussed and reviewed it with management. Based on their review and analysis, the Human Resources Committee recommended to our Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement, and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

HUMAN RESOURCES COMMITTEE

Kathleen J. Hempel, Chair
Richard M. Donnelly,
Frederick M. Franks, Jr.
Michael W. Grebe

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

              "Honesty, Accountability, Respect and Citizenship" are the four cornerstone values of our Code of Ethics. These values serve as our compass, guiding our decisions as we develop, market, sell and service our products, and when we recruit, hire and develop employees. We are particularly mindful of the value of accountability as we make decisions regarding compensation.

              It is important that our compensation philosophy, programs and practices support our Board of Directors, executive officers and employees as they work to meet and exceed both customer and shareholder expectations.

              We have four distinct business segments: Defense, Access Equipment, Fire & Emergency, and Commercial. Each of these segments markets products globally in diverse customer channels. In addition to the growth of each of these business operations, we are committed to diversifying our product lines through new product development and, when we have further reduced our leverage, selective acquisitions. We have designed this business model to help us achieve long-term growth that we believe will in turn lead to increased shareholder value. Successful execution of this model requires building an executive team that has exceptional strategic vision and leadership skills developed through significant experience, in-depth product knowledge, and noteworthy personal accomplishments. We have developed our compensation philosophy, programs and practices to support our strategy.

              It is important that we disclose our compensation philosophy and strategies to our shareholders so that they will have confidence in the integrity and goals of our compensation programs. This Compensation Discussion and Analysis explains our compensation programs and policies for fiscal year 2009, and in certain instances our plans for fiscal year 2010, and how those programs and policies affected the compensation we paid to the following, who are our named executive officers:

Robert G. Bohn, Chairman and Chief Executive Officer
David M. Sagehorn, Executive Vice President and Chief Financial Officer
Charles L. Szews, President and Chief Operating Officer
R. Andrew Hove, Executive Vice President and President, Defense Segment
Joseph H. Kimmitt, Executive Vice President, Government Operations and Industry Relations

Oversight

              Our fiscal year 2009 ended September 30, 2009. During fiscal year 2009, the Human Resources Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, consisted of the following independent directors: Mr. Richard M. Donnelly, Mr. Frederick M. Franks, Jr., Mr. Michael W. Grebe, and Ms. Kathleen J. Hempel (Chairperson). As its charter provides, the Committee establishes, oversees, and approves the compensation programs, awards, practices and procedures for our executive officers.

              The Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its responsibilities. In fiscal year 2009, the Committee retained Towers Perrin as its advisor on issues related to the Committee's responsibilities. Throughout the year, the Committee regularly evaluated Towers Perrin's performance. See "Governance of the Company – Committees of the Board of Directors – Human Resources Committee" for more information on the processes and procedures of the Committee, including the role of Towers Perrin in assisting the Human Resources Committee as it sets executive officer and outside director compensation.

Compensation Philosophy and Objectives

              We believe it is important that our compensation programs directly link a significant portion of our executives' compensation to defined performance standards so that we:

  •
  Give executives an incentive to perform with the interests of our shareholders in mind;

  •
  Build a senior leadership team with the skills needed to successfully execute our strategy, be competitive in the relevant marketplace, and increase the long-term market value of our company;

  •
  Retain key executives, recognizing that our size and record of growth have made our executives frequent targets of executive search firms;

  •
  Motivate our senior leaders to perform at their highest level; and

  •
  Provide a balance between rewards that executives earn for short-term results and those that they earn for strategic decisions that we expect will ensure sustainable long-term company performance.

              Consistent with these objectives, the Committee has designed compensation programs that have varying time frames for earning and payment and involve both cash and equity awards. These include:

  •
  Annual Compensation: Base salary, annual cash incentive awards tied to annual performance goals, and certain limited perquisites and employee benefits;

  •
  Long-Term Compensation: Equity-based long-term incentive awards; and

  •
  Compensation Following Service: Benefits under qualified pension plans, retirement plans for senior executives, non-qualified deferred compensation plans, and employment and severance agreements.

              Because we want our executives' compensation to vary with our financial and share price performance, we designed our incentive compensation programs to reward growth in earnings per share, improvement in efficiency of use of net working capital, improvement of operating income, and appreciation of our share price. For fiscal year 2009, we replaced return on invested capital as a performance measure for incentive compensation with a days net working capital improvement performance measure to more directly promote cash generation and debt reduction in light of our leverage and the impacts of the global recession and tight credit markets on our ability to comply with our financial covenants under our credit agreement, as we discuss more fully below under " — Annual Cash Incentive Awards."

Annual Compensation Plans Design Review

              The Committee annually evaluates our compensation plans to determine if it is appropriate to make changes in plan design, types of awards or levels of pay. This evaluation includes a review of Towers Perrin's analyses of general industry compensation data, which provides comparative references for the Committee that we describe in more detail below. These analyses give the Committee an understanding of each executive's total direct compensation package so the Committee can determine if our compensation structure is consistent with our goals.

              Towers Perrin also provides the Committee with updates regarding trends in executive compensation, recommendations for outside director and executive officer compensation as well as summaries of new or proposed regulations affecting executive compensation and special reports responding to specific inquiries from the Committee. The Committee also solicits Towers Perrin's recommendations for changes to our methods of compensating executive officers in light of these general developments as well as factors specifically affecting our company.

              This information has led the Committee to change the performance measures we use for our annual cash incentive awards and the elements of our equity-based long-term incentive awards.

              As an example of this process, the Committee decided to change the performance measures for the annual cash incentive plan for 2010 to Consolidated Operating Income and Return on Invested Capital for corporate executives, and to Consolidated Operating Income, segment Days Net Working Capital Improvement and segment Operating Income for business unit or segment presidents. These changes were designed to place greater emphasis on maximizing operating income and further debt reduction through strong balance sheet management.

Determining Pay Levels

              On an annual basis, Towers Perrin provides the Committee various analyses of general industry compensation data from its Executive Compensation Database, a survey of over 900 companies. We use this database because we believe the size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent.

              Towers Perrin compiles data regarding base salary, target and actual annual cash incentive awards and long-term incentive awards for these companies. The data reflects the individual responsibilities of each position and company revenue size. Through a regression analysis, Towers Perrin adjusts the base salary and annual cash incentive data to match our revenue size using our estimates of our annual revenues for the then current fiscal year.

              For long-term incentive awards, Towers Perrin compiles a long-term incentive report, which is a subset of its Executive Compensation Database. This report includes long-term incentive values for executives who perform duties that correspond to the duties performed by each of our named executive officers at a subset of companies whose revenue is both higher and lower than ours. For fiscal year 2009, Towers Perrin used all companies within its Long-Term Incentive Plan Report with revenues between $6 billion and $10 billion in revenue in this report. We believe this report reflects long-term incentive award values and practices at companies similar to us in revenue size.

              The Committee requests the Towers Perrin data at the 25th, 50th, 60th, 70th and 75th percentile levels for base salary, target and actual annual cash incentive awards, and long-term incentive awards for each of our executive positions at companies whose total revenue, as reported, corresponds to our total revenue and whose executive positions have responsibilities that correspond to the responsibilities of our executive officers. The Committee made compensation decisions for fiscal years 2009 and 2010 at the Committee's meetings in September of 2008 and 2009, respectively, and used survey data that Towers Perrin provided to us in August 2008 and August 2009, respectively.

              The Committee considers contributions of the executive officers by a review of their performance for the current year as compared to objectives that the Committee established the previous year. In setting performance objectives, the Committee considers the recommendations of Mr. Bohn for each executive reporting to him. These performance objectives can emphasize the following financial and operational goals: earnings per share, revenue growth, cash flow improvement, earnings growth, return on invested capital, operating income, operating income growth, operating income as a percent of revenue, operational efficiency, international expansion, successful acquisition integration, debt reduction, cost containment, process improvement and implementation of lean manufacturing principles. Specific objectives for each executive reflect the responsibilities of their individual positions. The Committee independently sets similar performance objectives for Mr. Bohn. In addition, the Committee evaluates in a subjective manner each executive's leadership, technical skills and personal growth and development.

Base Salary

              For its review and adjustment of base salaries at its September 2008 meeting, the Committee used the information in the Towers Perrin Executive Compensation Database by position to evaluate the competitiveness of our named executives' base salaries. The Committee generally believes base salaries that are within a range of the 50th percentile for this database are competitive. To ensure the accuracy of this comparison, the Committee reviewed the position descriptions that Towers Perrin used to validate that the positions fully reflect our expectations for the corresponding position. Then, the Committee reviewed the performance objectives identified above to ensure that its base salary decisions for each executive reflected their performance and were otherwise consistent with all of our compensation goals.

              After analyzing the data and performance information, the Committee initially made the following salary adjustments for fiscal year 2009, which were effective October 1, 2008:

Named Executive Officer	Base Salary Adjustment as a Percentage of Base Salary
Mr. Bohn	3.0%
Mr. Sagehorn	27.4%
Mr. Szews	3.0%
Mr. Hove	N/A
Mr. Kimmitt	3.0%

              The Committee noted, for fiscal year 2009, that a 3% increase in the base salaries of our named executive officers, other than Mr. Sagehorn, was appropriate to maintain those executives close to the 50th percentile of similarly sized companies in the Towers Perrin database. The Committee noted that the approved salary increase for Mr. Sagehorn was intended to bring his base salary closer to the 25th percentile of the Towers Perrin database for his position. Mr. Sagehorn's salary in fiscal 2008 was at a level significantly below the 25th percentile due to it being his first year in his new role after more than eight years with our company in positions of increasing responsibility. The Committee determined an increase that brought Mr. Sagehorn's salary close to the 25th percentile was appropriate because it would be only the second year for him in the role of Chief Financial Officer. Mr. Hove did not receive an increase because his employment with our company did not begin until March 2, 2009. In approving the terms of the offer of employment for Mr. Hove, the Committee considered his predecessor's compensation and market conditions.

              Due to the effects of the global recession and credit crisis on our financial performance during the first half of fiscal 2009, the Committee, based on the recommendation of our named executive officers, approved the following temporary reductions in the base salaries of our named executive officers:

  •
  Mr. Bohn recommended and agreed to a 15% reduction in base salary effective January 31, 2009, and an additional 9% reduction effective May 10, 2009 (and agreed to amend his employment agreement accordingly). Mr. Bohn also forfeited two weeks base salary as a result of unpaid furlough time in fiscal year 2009.

  •
  Mr. Sagehorn recommended and agreed to a 10% reduction in base salary effective January 31, 2009, and an additional 9% reduction effective May 10, 2009. Mr. Sagehorn also forfeited two weeks base salary as a result of unpaid furlough time in fiscal year 2009.

  •
  Mr. Szews recommended and agreed to a 10% reduction in base salary effective January 31, 2009, and an additional 9% reduction effective May 10, 2009 (and agreed to amend his employment agreement accordingly). Mr. Szews also forfeited four weeks base salary as a result of unpaid furlough time in fiscal year 2009.

  •
  Mr. Hove was subject to a 3% reduction in base salary effective May 10, 2009. Mr. Hove's base salary was not further reduced in fiscal 2009 due to the timing of his hiring on March 2, 2009 and the strong financial performance of our Defense segment for which Mr. Hove serves as President. Mr. Hove also forfeited one week of base salary as a result of unpaid furlough time in fiscal year 2009.

  •
  Mr. Kimmitt was subject to a 3% reduction in base salary effective March 15, 2009, and an additional 9% reduction effective May 10, 2009. Mr. Kimmitt also forfeited two weeks base salary as a result of unpaid furlough time in fiscal year 2009.

              After an improvement in our financial outlook, coincident with our winning multiple Defense segment contract competitions including the MRAP All Terrain Vehicle contract, the Committee rescinded the base salary reductions and restored the named executive officers' pre-reduction base salaries prospectively effective August 30, 2009.

              When reviewing executive base salaries for fiscal year 2010 at its September 2009 meeting, the Committee noted our estimates for 2009 revenues were lower than our reported 2008 revenues. The Committee also noted that Mr. Bohn, in his discussion with the Committee, recognized the impacts of the global recession and credit crisis on our financial results and expressed his desire to keep base salaries in fiscal year 2010 unchanged from levels effective at the end of fiscal year 2009. The Committee determined that maintaining executive salaries at existing levels was consistent with the current practice of similarly sized companies in the Towers Perrin database. As a result, the Committee approved no increases to the base salaries of our named executive officers for fiscal year 2010.

Annual Cash Incentive Awards

              Our annual cash incentive plan links compensation to the achievement of specific short-term corporate performance goals that the Committee establishes each year at its September meeting. Under this plan, we tie a significant portion (in fiscal year 2009, up to a maximum 200% of base salary for Mr. Bohn, 160% of base salary for Mr. Szews and 120% of base salary for Messrs. Sagehorn, Hove and Kimmitt) of an executive's annual compensation to our performance.

              For the named executive officers, the Committee used both an Earnings Per Share and a Days Net Working Capital Improvement (DNWCI), performance measure for fiscal year 2009. The Committee chose Earnings Per Share as a performance measure because Earnings Per Share significantly influences stock price appreciation. It used DNWCI as a performance measure to provide additional incentive to our executives to increase positive cash flow and debt reduction in light of our leverage and the impacts of the global recession and tight credit markets on our ability to comply with our financial covenants under our credit agreement. The Committee also used a segment Operating Income performance measure in fiscal 2009 to measure the performance of executives in charge of a particular segment who have the direct ability to influence operating income growth in that segment. The

Committee used Defense segment Operating Income and a Defense segment specific DNWCI performance measure for Mr. Hove, who is the President of our Defense segment. In addition, in connection with our hiring of Mr. Hove, we provided Mr. Hove a guaranteed minimum annual cash incentive award at target performance for fiscal 2009. Because the Defense segment's actual Operating Income and DNWCI results for fiscal 2009 exceeded the maximum performance goal levels, Mr. Hove's earned annual cash incentive award exceeded the guaranteed amount.

              The performance goal of Earnings Per Share represents our fully diluted Earnings Per Share before extraordinary items, non-recurring gains and losses, discontinued operations and cumulative effect of any accounting changes as generally accepted accounting principles for the United States have defined those terms. DNWCI represents our year over year improvement in Days Net Working Capital. Days Net Working Capital is based on average net working capital over the last five fiscal quarters and the average daily sales for the fiscal year. Net Working Capital is defined as current assets (less cash) minus current liabilities (less short term debt). Operating Income equals income before other income/expense, income taxes, and income/equity of our unconsolidated affiliates.

              For the Earnings Per Share and consolidated DNWCI performance measures, the Committee established preliminary threshold, target and maximum performance levels at its September 2008 meeting. For the segment DNWCI and Operating Income performance measures, our Chief Executive Officer presented to the Committee, and the Committee considered, forecasts of our Earnings Per Share and consolidated DNWCI performance for fiscal 2009 that included estimates of the DNWCI and Operating Income performance levels required by each of our four business segments for us to achieve the Earnings Per Share and consolidated DNWCI forecasts. Based upon this discussion, our Chief Executive Officer established threshold, target and maximum DNWCI and Operating Income performance levels for each of our four business segments.

              Threshold performance levels represented our view of an acceptable level of performance short of target that merited receipt of a partial annual cash incentive award in view of our overall performance and desire for improvement in shareholder value.

              Using the 2008 Towers Perrin survey data, the Committee set the target payout level to be at approximately the 50th percentile of target annual cash incentive awards for similar executive positions as shown in the Towers Perrin Executive Compensation Database.

              We set the maximum performance level to provide incentive to significantly enhance earnings, reduce debt, and grow the business and to ensure that executives would not receive a cash incentive award payment that is significantly above the market data for their positions as reflected in the Towers Perrin survey. Management initially recommended the threshold, target, and maximum performance levels for the consolidated DNWCI and Earnings Per Share performance measures and the Committee made final adjustments and determinations. When making its determinations in September 2008, the Committee looked at our fiscal year 2009 budget, anticipated industry trends by business, and timing issues relating to changes in regulations.

              The Committee discussed the weighting between the Earnings Per Share and DNWCI performance measures and the Committee decided that the weighting for the executive officers, other than Mr. Hove, on Earnings Per Share would comprise 60% and DNWCI would comprise 40% of the targeted weighting. For business unit or segment officers, the Committee decided that the weighting on Earnings Per Share would comprise 20%, business unit or segment DNWCI would comprise 40%, and business unit or segment Operating Income would comprise 40% of the targeted weighting. At its September 2008 meeting, the Committee preliminarily set the threshold, target and maximum Earnings Per Share performance levels at $1.70, $2.25 and $2.70, respectively, and the consolidated DNWCI at

26%, 35% and 42%, respectively. The Committee approved the final fiscal year 2009 threshold, target and maximum Earnings Per Share and consolidated DNWCI performance levels without change at its November 2008 meeting after further analysis of the Company's 2009 business outlook.

              The Committee structured the annual cash incentive plan for fiscal year 2009 for the named executive officers, other than Mr. Hove, to reflect the forecasted financial performance of our company as follows:

	Weighting	Threshold	Target	Maximum
Earnings Per Share	60%	$1.70	$2.25	$2.70
DNWCI	40%	26%	35%	42%

              The Committee structured the annual cash incentive plan for fiscal year 2009 for Defense segment officers to include Defense segment DNWCI and Operating Income. We informed Mr. Hove of the Defense segment's DNWCI and Operating Income goals and weighting at the time of his employment.

	Weighting	Threshold	Target	Maximum
Earnings Per Share	20%	$1.70	$2.25	$2.70
Defense Segment DNWCI	40%	-5%	5%	10%
Defense Segment Operating Income	40%	$242,000,000	$248,000,000	$258,000,000

              We state annual cash incentive awards and payments as percentages of the executive's base salary. We compare the specific performance results that we achieve versus the performance goals we established, and we pro-rate payments for performance between the threshold and target and the target and maximum performance levels. The Committee assigned each executive officer a specific threshold, target and maximum annual cash incentive award payment level for fiscal year 2009 stated as a percentage of base salary in effect on October 1, 2008 (other than for Mr. Hove) as follows:

	Threshold	Target	Maximum
Mr. Bohn	50%	100%	200%
Mr. Sagehorn	30%	60%	120%
Mr. Szews	40%	80%	160%
Mr. Hove (1)	30%	60%	120%
Mr. Kimmitt	30%	60%	120%

                (1)           The Committee approved Mr. Hove's threshold, target and maximum annual cash incentive award payment levels for fiscal year 2009 as percentages of his base salary as of March 2, 2009 (the date on which Mr. Hove's employment with us began).

              The maximum payout opportunity gave executives the ability to earn a higher payout of 120% to 200% of base salary, so that the executives had a strong incentive to achieve business results that were aligned with increasing shareholder value. Because this structure also places a considerable portion of the executives' pay at risk, it supports our performance-based compensation philosophy.

              The results for fiscal year 2009 were Earnings Per Share of $0.05 (compared to $3.84, as restated, for fiscal year 2008), which was below threshold, and DNWCI of 35.8%, which was slightly better than target. The 2004 Incentive Stock and Awards Plan provides for exclusion of non-recurring gains and losses, unless the Committee determines otherwise. Accordingly, fiscal 2009 results for this purpose excluded impairment charges of $1,176.1 million net of taxes, or $15.38 per share, for purposes of calculating Earnings Per Share. The Committee did not find sufficient justification to provide a different result, but the exclusion did not affect payouts for named executive officers because Earnings Per Share after reflecting that exclusion were still below threshold. Based on these results, cash incentive award payouts were 44.6% of base salary for Mr. Bohn, 26.8% of base salary for Mr. Sagehorn, 35.6% of base salary for Mr. Szews and 26.8% of base salary for Mr. Kimmitt. For Mr. Hove, the Earnings Per Share result was below threshold, and the Defense segment's Operating Income of $403,308,000 and DNWCI of 26.9% were above maximum. This resulted in a cash incentive award payout of 96.0% of base salary for Mr. Hove prorated based on his start date of March 2, 2009.

              In September 2009, the Committee again assigned each executive a threshold, target and maximum annual cash incentive award payment level for fiscal year 2010 after a review of the competitive data from the Towers Perrin Executive Database. To maintain the annual incentive award opportunity at approximately the 50th percentile of the competitive data, the Committee maintained the fiscal year 2009 payout opportunity for fiscal year 2010 for each of the named executive officers as follows:

	Threshold	Target	Maximum
Mr. Bohn	50%	100%	200%
Mr. Sagehorn	30%	60%	120%
Mr. Szews	40%	80%	160%
Mr. Hove	30%	60%	120%
Mr. Kimmitt	30%	60%	120%

              For fiscal year 2010, the Committee decided to replace the Earnings Per Share performance measure with a Consolidated Operating Income performance measure to place greater emphasis on maximizing the income that is taken into account for financial covenant compliance calculation purposes under our credit agreement. The Committee set the fiscal year 2010 Consolidated Operating Income goal at a level significantly higher than our consolidated operating income results for fiscal year 2009, largely reflecting the Committee's expectation of significantly improved results in the Defense segment due to the award of the MRAP All Terrain Vehicle (M-ATV) contract to our company in fiscal year 2009. When the Committee set the fiscal year 2010 Consolidated Operating Income goal in September 2009, the Committee determined that there was a reasonable likelihood that executives would receive cash incentive payments approximately at target payment levels. In light of our stronger balance sheet in September 2009, the Committee replaced the corporate DNWCI performance measure with a Return on Invested Capital performance measure that we had used prior to fiscal year 2009 to emphasize performance related to peer companies. The Committee recognized that Return on Invested Capital is a more commonly used performance measure for corporate executives than DNWCI and still places emphasis on debt reduction and strong balance sheet management. Return on Invested Capital also appealed to the Committee because it is a relative performance measure, not requiring targets, which are difficult to determine in this economic environment. The Committee assigned a weighting of 80% for Consolidated Operating Income and 20% for Return on Invested Capital. These performance measures will be applicable in fiscal 2010 for all of the named executives except Mr. Hove.

              Return on Invested Capital equals our net income before extraordinary items, nonrecurring gains and losses, discontinued operations and accounting changes plus the after tax cost of interest expense for the four quarters ended June 30, 2010 divided by average debt plus shareholders' equity for the five quarters ended June 30, 2010.

              The Return on Invested Capital measure compares our results to a limited comparator group of companies. Threshold, target and maximum performance levels will be met if our Return on Invested Capital results are at the 25th, 50th and 75th percentiles, respectively, of comparator group Return on Invested Capital. We believe this group is representative of the industrial machinery, construction machinery, heavy truck, and defense industries in which we compete with our products. We believe this smaller and more focused universe of companies improves the reliability of the comparison for the Return on Invested Capital measure because these companies are more likely to have investment needs similar to ours both to support the maintenance and improvement of their infrastructure and to ensure continued growth. For fiscal year 2010, the specific companies in the Return on Invested Capital comparator group are:

Return on Invested Capital
Comparator Group of Companies

Industrial Machinery	Construction, Machinery, Heavy Truck	Defense
Parker-Hannifin Corp.	Cummins Inc.	L-3 Communications Holdings Inc
Danaher Corp.	Terex Corp.	Goodrich Corp.
ITT Corp.	AGCO Corp.	Rockwell Collins, Inc.
Dover Corp.	NACCO Industries, Inc.	Precision Castparts Corp.
Timken Co (The)	Trinity Industries, Inc.	Alliant Techsystems Inc.
SPX Corp.	Manitowoc Company, Inc. (The)	DRS Technologies, Inc.
Pentair, Inc.	Joy Global Inc.	Teledyne Technologies Inc.
Harsco Corp.	Toro Co. (The)	Hexcel Corp.
Briggs & Stratton Corp.	Accuride Corp.	Curtiss Wright Corp.
Flowserve Corp.	Wabash National Corp.	Kaman Corp.
Kennametal Inc.	Federal Signal Corp	Moog Inc.
Crane Co.	Wabtec Corp.
Pall Corp.	Greenbrier Companies Inc. (The)
Tecumseh Products Co.
Mueller Industries, Inc.
Lincoln Electric Holdings, Inc.
Barnes Group Inc.
IDEX Corporation

              The Committee decided to maintain the Defense segment Operating Income and Defense segment DNWCI performance measures for Mr. Hove because Defense segment performance directly influences these measures. When the Committee set the fiscal year 2010 Defense segment Operating Income goal in September 2009, the Committee determined that there was a reasonable likelihood that the Defense segment executives would receive cash incentive payments in excess of the target payment level. However, the Committee recognized that achieving the goal at such a level would require a substantial increase in Defense segment Operating Income compared to fiscal year 2009 and that such operating performance would need to be driven by the Defense segment obtaining significant orders under our recently awarded M-ATV contract in addition to those orders in place when the Committee made such determination. At such time, the Committee also determined that there was a reasonable likelihood that the Defense executives would receive cash incentive payments in excess of the target payment level for the Defense Segment DNWCI component of the incentive compensation program. The Committee believed that achieving the goal at such level would require the Defense segment to exceptionally execute managing the significant ramp up in production of the M-ATV program, which was expected to increase production from 45 units in the month of July 2009 to 1,000 units per month starting in December 2009. The Committee assigned a weighting of 60% for Defense segment Operating Income, 20% for Consolidated Operating Income and 20% for Defense segment DNWCI.

Equity-Based Long-Term Incentive Awards

              We also grant equity-based long-term incentive awards. We structure these awards so that executives receive compensation when long-term shareholder value is increased. We believe these awards help ensure that executives consider the interests of our shareholders when they make long-term strategic decisions. We granted two kinds of equity-based long-term incentive awards to the named executive officers in fiscal year 2009: stock options and performance share awards. Each of these awards is subject to the terms of our 2009 Incentive Stock and Awards Plan.

              The Committee believes these equity-based long-term incentive awards are key components of our compensation program. The Committee designs them to encourage a focus on our long-term growth and performance as well as to encourage and facilitate ownership of our Common Stock by those executives from whom a commitment to shareholders is most important. In addition to motivating key executives, we believe equity based awards have proven to be a valuable tool in hiring and retaining key executives so that they remain our employees over time and contribute to increased shareholder value. The Committee generally grants individual equity awards for executives on an annual basis at the September Board meeting prior to the start of our next fiscal year. The only exceptions to this timing for granting equity awards are in the event of a new hire or if an executive officer receives a promotion. For example, in March 2009, we awarded Mr. Hove 20,000 stock options as part of his hiring package.

              In making equity-based long-term incentive awards in September 2009, the Committee reviewed the relevant data from the 2009 Towers Perrin survey, using an estimate of annual revenues for the current fiscal year and companies in the appropriate subset revenue range. The data identifies a competitive dollar value of long-term awards for each position between the 25th and 75th percentiles.

              In determining these long-term incentive plan awards, the Committee reviewed alternatives that included various discounting approaches and long-term incentive plan mixes that resulted in award values below the competitive median. After this review and discussion, the Committee determined to make equity awards in fiscal year 2009 that were generally valued at or below the 50th percentile of competitive long-term incentive award data, while still providing retention value for key executives. In determining actual grants, the Committee decided to award on average 80% stock options and 20% performance shares which is a change from the 90% stock options and 10% performance shares that we awarded in fiscal year 2008. The Committee believed that, for long-term incentive awards, an increase in the percentage of performance shares awarded was consistent with comparable company trends.

Stock Options

              The Committee believes stock options are a valuable tool that ties a portion of the executives' compensation to stock price appreciation. Because participants realize value from stock options only when and to the extent that the price of our Common Stock on the date of exercise exceeds the exercise price of the option, there is a strong link between executive decision-making and long-term shareholder value. The Committee also believes stock option grants enable us to attract highly skilled executives in the marketplace which is essential to our long-term success. This form of compensation provides executives with a competitive compensation package and an opportunity to create wealth by becoming owners of our Common Stock.

              Each stock option that the Committee granted in September 2009 permits executives, for a period of seven years, to purchase shares of our Common Stock at the exercise price which is equal to the closing price of our Common Stock on the date of the grant. The stock options that we granted in September 2009 generally vest in three equal annual installments beginning one year after the grant date.

Performance Share Awards

              The Committee awarded performance shares to our named executive officers in fiscal 2009. Executives earn performance shares only if our total shareholder return, which is defined as stock price appreciation plus dividends, over three years compares favorably to a group of companies. The final number of shares awarded can be zero or can be doubled relative to the target for the award. Performance shares also support the Committee's objective of increasing executive's ownership interest in our company, but only if and to the extent that our total shareholder return reaches a specified level of performance relative to other companies.

              Under this program, executives realize value by receiving performance shares at the end of a specified time period based upon the number of target performance shares for an executive at the start of the period, provided that we achieve the established performance criteria.

              An executive will earn performance shares under the program that the Committee approved in fiscal year 2009 if we achieve a total shareholder return that is at least equal to the 40th percentile of the total shareholder return that the group of companies comprising the Standard & Poor's MidCap 400 Index achieves over the three-year vesting performance period. The Committee chose the Standard & Poor's MidCap 400 Index rather than a more targeted index because it reflects the Committee's view that there is a broad range of investment options available to shareholders.

              The schedule below reflects the percent of target performance shares that an executive could earn at the end of the three-year period based on our performance:

3 Year Total Shareholder Return Percentile	Percent of Target Shares Award Earned
Below 40th Percentile	0%
40th Percentile	50%
60th Percentile	100%
80th Percentile	200%

              The Committee believes the use of performance shares structured in this format will reward executives only if our performance results in our achieving shareholder return that is similar to companies in the Standard & Poor's MidCap 400 Index. It also reinforces our pay for performance philosophy by providing target (100%) payout only if we achieve at least the 60th percentile, and up to a 200% maximum payout for performance at or above the 80th percentile. Payments are prorated for performance between the 40th and 80th percentiles. We pay the awards that executives earn in shares of our Common Stock on a one-for-one basis and include credit for any dividends the Board approves during the performance period. However, we do not pay dividends or dividend equivalents with respect to unearned performance share awards. This approach adds the element of performance, rather than being a strictly time-based award.

Retirement Benefits

              We have long offered a variety of plans that provide retirement benefits. The retirement plans for the named executive officers include a 401(k) plan with company matching contributions (which were suspended in fiscal year 2009 as a cost savings measure), which we offer to most employees. In addition, all of the named executive officers are eligible to participate in our qualified non-contributory defined benefit pension plan, which we also offer to the salaried employees in our corporate office and defense business segment. We also offer supplemental executive retirement plans that are only available to executives on Mr. Bohn's recommendation and Committee approval. See "Pension Benefits" for more information regarding our supplemental executive retirement plans and our pension plan.

Deferred Compensation

              Our named executive officers are also eligible to participate in our Deferred Compensation Plan for Directors and Executive Officers, which is a non-qualified, unfunded retirement savings plan. This plan allows the deferral of base salary, annual cash incentive awards and performance shares into either an investment program, which pays a guaranteed rate of return based on the prime rate plus 1%, or a share program, which mirrors the performance of our Common Stock during the relevant time period, including dividends.

              See "Nonqualified Deferred Compensation" for more information regarding our deferred compensation plans.

Certain Perquisites and Benefit Programs

              During fiscal year 2009, we provided limited perquisites to certain executive officers. For Mr. Bohn, these included provision of an automobile and tax and legal assistance as his employment agreement requires. On two occasions, the company determined the attendance of Mr. Bohn's spouse at business events was both appropriate and necessary. Our company reimbursed Mr. Bohn for the travel and related expenses Mr. Bohn incurred for these events. Our company's Board of Directors has approved Mr. Bohn's service on other company boards in recognition of the valuable professional development opportunities this service presents our senior level management. Mr. Bohn traveled to these board of director meetings on our company's aircraft to minimize travel time and facilitate his service on these boards. Mr. Bohn recommended and agreed to a discontinuation of his use of the company-provided automobile during fiscal 2009. The executives are also eligible for or must have an annual executive physical examination at company expense. The Committee believes that annual physicals for these key individuals are necessary to protect the interests of our shareholders and customers by ensuring that these key individuals are healthy enough to perform their responsibilities at the highest level.

              In connection with our hiring of Mr. Hove, we made certain commitments to incent him to join our company. We agreed to purchase Mr. Hove's residence at fair market value and compensate Mr. Hove for the loss he incurred on the sale of his residence to us. We also agreed to reimburse Mr. Hove for relocation expenses that he incurred in connection with his move from his former residence. In addition, we agreed to pay a one-time bonus in the amount of $257,000 to compensate Mr. Hove for the value of various unvested long term stock and bonus awards from his previous employer. We also agreed to pay Mr. Hove a retention bonus of $80,000 if Mr. Hove remains employed by our company on March 2, 2010, and a retention bonus of $80,000 if Mr. Hove remains employed by our company on March 2, 2011.

              We also provide health and welfare benefit plans to executives under the plans available to most of our employees. These include medical, dental, life insurance, and short- and long-term disability coverage. Under Mr. Bohn's employment agreement, he is entitled to life insurance equal to three times his base salary and target bonus, and he is entitled to long-term disability benefits of 60% of his base salary up to age sixty-five. Mr. Bohn receives the benefit of a life insurance policy, and our company pays the premiums.

Executive Employment and Severance Agreements and Other Agreements

Employment Agreements

              The only named executive officers with whom we have employment agreements are Mr. Bohn and Mr. Szews. We entered into the agreements for Mr. Bohn in 1998 and Mr. Szews in 2007 because both individuals hold critical positions that are highly visible to the investment community and other outside constituents. Our loss of these executives would result in concerns among external parties and could lead to an impact on our share price. Therefore, we want to retain their services and have protection in the form of various restrictive and protective covenants, such as an agreement not to compete with us for a certain time should they decide to terminate their employment with us.

              The term of these employment agreements is renewed automatically for successive one-year periods unless either party gives notice of non-renewal. The employment agreements provide that the executives are entitled to participate in our annual incentive plan for senior management personnel and in stock-based compensation programs in effect for our other senior executives. In addition, Mr. Bohn and Mr. Szews are entitled to a base salary of a specified amount and a supplemental retirement benefit intended to compensate them upon retirement as more fully described under "Pension Plans". If the executive's employment with us is terminated during the term of the employment agreement by us without cause or by the executive for good reason, then we are obligated to continue to pay his salary and fringe benefits for the remainder of the term and/or make a cash termination payment. The employment agreements for Messrs. Bohn and Szews were amended in fiscal year 2009 to allow the previously described reduction of each of their base salaries for fiscal year 2009 as part of company-wide cost reduction efforts. The base salaries in effect prior to the reductions were reinstated by the Committee effective August 30, 2009.

              See "Potential Payments upon Termination or Change in Control" for more information regarding these employment agreements and potential amounts that we may pay under them to our named executive officers.

Severance Agreements

              We have severance agreements with Messrs. Bohn, Sagehorn, Szews, Hove and Kimmitt that we intend to provide each of them with reasonable compensation if their employment is terminated in certain defined circumstances, primarily following a change in control of our company. We entered into these agreements to provide us with certain protections, specifically to retain key executives prior to or following a change in control and to ensure key executives keep in mind the best interests of shareholders when making decisions during a potential or actual change in control. The Committee administers the severance agreements and selects executive officers who are eligible for these agreements. In March 2009, the Committee approved an agreement for Mr. Hove similar to agreements then in effect for our other named executive officers in connection with the commencement of Mr. Hove's employment as Executive Vice President and President, Defense Segment. After taking into account Mr. Hove's status as a senior executive officer of our company, the Committee determined that it was appropriate to enter into a severance agreement with Mr. Hove that was similar to the agreements we entered into previously with our other named executive officers.

              Under the executive severance agreements, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment of up to three times base salary and bonus (except for Mr. Hove, who is entitled to two times base salary and bonus) and other benefits, including additional pension benefits (except for Mr. Hove), outplacement services, legal services and continuation of welfare benefits for up to three years (except for Mr. Hove, who is entitled to up to two years of continuation of welfare benefits). The executive is also entitled to a cash termination payment and other benefits if the executive terminates his employment for good reason, as defined in the severance agreements, after a change in control. The agreements also provide for a tax gross-up payment to the executive (except for Mr. Hove, whose agreement does not provide for a tax gross up payment) if any payments in connection with the change in control are subject to the 20% excise tax imposed by the Internal Revenue Code for "excess parachute payments". The Committee has approved severance agreements for other officers with terms that are not as favorable to the officer (among other things, by not providing for a tax gross up payment), and the Committee carefully selects the appropriate agreement for a given executive after considering market conditions and other relevant circumstances in each case.

              See "Potential Payments upon Termination or Change in Control" for more information regarding these severance agreements and potential amounts that we may pay under them to our named executive officers.

Stock Ownership Guidelines

              The Committee has adopted executive officer stock ownership guidelines that apply to executive officers to align these individuals' interests with those of shareholders with respect to improving our stock performance in the long term. The Committee last changed these guidelines on February 4, 2008 to increase stock ownership levels to the following levels:

Chief Executive Officer	Five Times Annual Base Salary
Chief Financial Officer	Four Times Annual Base Salary
Chief Operating Officer	Four Times Annual Base Salary
Executive Vice Presidents	Three Times Annual Base Salary

              These guidelines recommend that each named executive officer achieve the level of stock ownership set forth in these guidelines within five years of commencement of employment or promotion. Stock ownership includes stock that is not restricted in any way and exercisable stock options for which the exercise price is less than the current market value of a share of our stock.

              As of the date the Committee last reviewed these guidelines, Mr. Bohn and Mr. Szews exceeded the stock ownership levels in these guidelines. Mr. Kimmitt's stock ownership level is currently two times his annual base salary. Mr. Sagehorn and Mr. Hove have not been in their current positions for five years.

Tax Treatment of Compensation

              Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid in any taxable year to certain executive officers that exceeds $1,000,000 unless such compensation falls within certain exceptions. It is the policy of the Committee that we should use our best efforts to cause any compensation paid to executive officers in excess of this dollar limit to qualify for such exceptions and thereby continue to be deductible by us. In particular, the 2009 Incentive Stock and Awards Plan was designed to permit awards made under it to qualify for the Code's exception for "performance-based compensation". The Committee views the tax deductibility of executive compensation as one of the many factors to be considered in the context of its overall compensation objectives. The performance shares we awarded in September 2007 and 2008 are not deductible under Section 162(m) since our shareholders had not yet approved the performance measure of total shareholder return under Section 162(m) at the time of the awards. However, as a result of our shareholders' approval of the 2009 Incentive Stock and Awards Plan, the performance shares awarded in September 2009, which were also based on total shareholder return, will be deductible for Section 162(m) purposes.

              Our deferred compensation plan, SERP, certain awards under our 2009 Incentive Stock and Awards Plan and employment and severance agreements are subject to Section 409A of the Internal Revenue Code. We have updated these plans and agreements to ensure continued compliance.

Conclusion

              We believe our executive compensation programs position us to compete when hiring and seeking to retain key executives. Further, we believe that our use of equity-based incentives aligns the interests of executive management with the interests of shareholders and that these incentives will motivate executives to create long-term shareholder value.

Summary Compensation Table

              The table below summarizes for our last three fiscal years the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three highest paid executive officers. We refer to such individuals in this Proxy Statement as our named executive officers. As we discuss more fully in the notes to the table, we calculated amounts for equity awards based on SEC rules. Therefore, the amounts shown are not necessarily actual amounts we paid to these officers or that these officers will receive in the future. Information is not included for Mr. Sagehorn for fiscal 2007 and for Mr. Hove for fiscal 2007 and 2008 because they did not become named executive officers until after those years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)(5)(6)	Total ($)
Robert G. Bohn,	2009	1,015,807	—	285,001	3,468,000	527,813	366,810	76,584	5,740,014
Chairman and Chief	2008	1,150,000	—	1,067,870	5,111,172	178,020	1,530,290	133,903	9,171,255
Executive Officer	2007	1,070,000	—	1,700,274	2,531,027	1,526,034	1,854,068	114,584	8,795,987

David M. Sagehorn,	2009	411,021	—	26,855	315,550	124,434	45,590	2,191	925,641
Executive Vice President	2008	365,000	—	31,339	171,994	33,945	20,342	7,275	629,895
and Chief Financial Officer

Charles L. Szews,	2009	583,377	—	129,526	839,257	244,116	432,342	3,873	2,232,491
President and Chief	2008	665,000	—	379,432	846,043	82,394	276,855	6,900	2,256,624
Operating Officer	2007	518,950	—	494,421	601,439	444,117	230,261	3,375	2,292,563

R. Andrew Hove, Executive Vice President and President, Defense Segment	2009	179,939	—	—	34,927	190,487	—	629,438	1,034,791

Joseph H. Kimmitt,	2009	361,265	—	34,756	424,830	104,601	190,955	11,869	1,128,276
Executive Vice President,	2008	379,500	—	40,355	208,696	35,294	101,079	31,933	796,857
Government Operations and Industry Relations	2007	345,000	—	46,683	413,085	246,123	52,581	25,114	1,128,586

              (1)          All amounts shown for Mr. Hove reflect compensation paid to him in connection with or following the commencement of his employment with our company on March 2, 2009.

              (2)          As applicable SEC rules require, amounts in this column are based on the dollar amount of the expense that we recognized in connection with awards to our named executive officers under our 1990 Incentive Stock Plan, our 2004 Incentive Stock and Awards Plan and our 2009 Incentive Stock and Awards Plan for financial statement reporting purposes for the fiscal year ended September 30, 2009 rather than actual amounts we paid to these officers or amounts that the officers actually realized or will realize as a result of these awards. We determined the amount of the expense in accordance with SFAS No. 123 (revised 2004), Share Based Payments, which we refer to as FAS 123R, except that, in compliance with SEC requirements, the amounts we report in our Summary Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting. In general, FAS 123R requires us to expense the value of equity awards ratably over the vesting period of the equity award, or a shorter period based upon certain acceleration provisions of the awards. Therefore, the amounts in our

Summary Compensation Table include amounts attributable to awards we granted in and prior to fiscal year 2009. The amounts we reported in the "Option Awards" column for fiscal 2008 for Mr. Bohn were substantially higher than the amounts for fiscal 2007 primarily due to Mr. Bohn becoming retirement eligible during fiscal 2008. Because our 2004 Incentive Stock and Awards Plan vests outstanding awards upon the recipient attaining retirement eligibility, FAS 123R required us to expense the full value of stock options that we granted to Mr. Bohn in fiscal 2008 and the unexpensed value of stock options that we granted to Mr. Bohn in fiscal 2007. If Mr. Bohn had not become retirement eligible during fiscal 2008, then the amount reported in the "Option Awards" column for Mr. Bohn for fiscal 2008 would have been $2,568,724. Note 16 to our audited consolidated financial statements for the fiscal year ended September 30, 2009, which we included in our Annual Report on Form 10-K that we filed with the SEC on November 18, 2009, includes assumptions (other than estimates of forfeitures) that we used in the calculation of these amounts.

              (3)          The amounts in this column reflect the actuarial increase from the prior year in the present value of the named executive officer's benefits under our applicable retirement plans that apply determined using the assumptions set forth in footnote (2) to the Pension Benefits Table below.

              (4)          We paid $45,390 in life insurance premiums on behalf of Mr. Bohn in fiscal year 2009. We also provided Mr. Bohn certain perquisites and personal benefits including tax preparation assistance, use of an automobile for 3 months, use of the corporate plane for travel to meetings of the other boards of directors on which he serves, reimbursement of tax expenses, and a yearly physical examination.

              (5)          We paid an aggregate of $629,438 in relocation related costs for Mr. Hove in connection with our recruitment of Mr. Hove to join our company. These costs included reimbursement of the loss incurred by Mr. Hove on the sale of his former residence ($372,500), a tax gross-up on the loss on the sale of his former residence ($234,528), moving expenses, and temporary living expenses.

              (6)          We provided Mr. Kimmitt certain perquisites and personal benefits including use of an automobile. We also provided Mr. Kimmitt health benefits at no incremental cost to us.

Grants of Plan Based Awards

              The table below sets forth information regarding all incentive plan awards that we granted to our named executive officers in fiscal 2009 under our 2009 Incentive Stock and Awards Plan.

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert G. Bohn	9/14/09	592,250	1,184,500	2,369,000	25,000	50,000	100,000	—	200,000	32.10	3,899,500

David M. Sagehorn	9/14/09	139,500	279,000	558,000	5,000	10,000	20,000	—	42,500	32.10	823,250

Charles L. Szews	9/14/09	273,980	547,960	1,095,920	10,000	20,000	40,000	—	82,000	32.10	1,594,480

R. Andrew Hove	3/02/09 9/14/09	102,000	204,000	408,000	3,000	6,000	12,000	—	20,000 22,500	5.19 32.10	66,400 441,930

Joseph H. Kimmitt	9/14/09	117,266	234,531	469,062	3,000	6,000	12,000	—	24,500	32.10	476,610

              (1)          The amounts shown represent the threshold, target and maximum awards that each of our named executive officers can earn under our annual cash incentive plan for fiscal year 2010 as we describe more fully under "Compensation Discussion and Analysis – Annual Cash Incentive Awards."

              (2)          The amounts shown represent the threshold, target and maximum amounts of performance share awards that we awarded in fiscal year 2009 to the named executive officers under our 2009 Incentive Stock and Awards Plan as we describe more fully under "Compensation Discussion and Analysis – Equity-Based Long-Term Incentive Awards – Performance Share Awards." The threshold amount is total shareholder return at or above the 40th percentile as compared to total shareholder return of the group of companies comprising the Standard & Poor's MidCap 400 Index over a three year performance period.

              (3)          The dollar amount shown reflects the grant date fair value of the stock options and performance shares that we granted in fiscal year 2009 calculated in accordance with FAS 123R, only a portion of which we expensed in fiscal year 2009.

Outstanding Equity Awards at September 30, 2009

              The table below sets forth information on outstanding stock options and awards and unvested stock awards that our named executive officers held on September 30, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)(1)(2)	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(5)
Robert G. Bohn	240,000	—	—	19.75	10/15/13
	122,000	—	—	28.27	10/14/14
	141,500	—	—	41.04	10/19/15
	135,000	—	—	49.35	10/19/16
	100,000	50,000	—	54.63	10/17/17
	128,000	256,000	—	12.04	10/16/18
	—	200,000	—	32.10	09/14/16
						—	—	45,500	1,407,315
David M. Sagehorn	3,000	—	—	28.27	10/14/14
	3,000	—	—	41.04	10/19/15
	3,000	—	—	49.98	10/18/16
	8,533	4,267	—	54.63	10/17/17
	28,000	56,000	—	12.04	10/16/18
	—	42,500	—	32.10	09/14/16
						—	—	6,700	207,231
Charles L. Szews	40,000	—	—	14.69	10/16/12
	110,000	—	—	19.75	10/15/13
	34,000	—	—	28.27	10/14/14
	40,800	—	—	41.04	10/19/15
	37,800	—	—	49.98	10/18/16
	34,800	17,400	—	54.63	10/17/17
	57,166	114,334	—	12.04	10/16/18
	—	82,000	—	32.10	09/14/16
						—	—	17,000	525,810
R. Andrew Hove	—	20,000	—	5.19	03/02/16
	—	22,500	—	32.10	09/14/16
						—	—	3,000	92,790
Joseph H. Kimmitt	14,000	—	—	28.27	10/14/14
	16,600	—	—	41.04	10/19/15
	18,000	—	—	49.98	10/18/16
	12,266	6,134	—	54.63	10/17/17
	14,000	28,000	—	12.04	10/16/18
	—	24,500	—	32.10	09/14/16
						—	—	5,500	170,115

              (1)          All options that expire prior to March 2, 2016 expire ten years and one month from the date of grant and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant.

              (2)          All options that expire on or after March 2, 2016 expire seven years from the date of grant and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant.

              (3)          We used the closing price of our Common Stock of $30.93 on September 30, 2009 to calculate the value of unvested shares.

              (4)          The vesting dates for all performance shares that our named executive officers held at September 30, 2009 are as follows:

	Vesting Date of Performance Shares
Name	9/30/10	9/30/11	9/30/12
Robert G. Bohn	10,250	10,250	25,000
David M. Sagehorn	850	850	5,000
Charles L. Szews	3,500	3,500	10,000
R. Andrew Hove	—	—	3,000
Joseph H. Kimmitt	1,250	1,250	3,000

              (5)          The number and value of performance shares reflected in the above table assume performance at threshold level.

Option Exercises and Stock Vested Table

              The table below shows a summary of the stock options that our named executive officers exercised during fiscal year 2009 and restricted stock awards that vested for the named executive officers during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert G. Bohn	—	—	7,334	227,354
David M. Sagehorn	—	—	200	6,200
Charles L. Szews	—	—	2,000	62,000
R. Andrew Hove	—	—	—	—
Joseph H. Kimmitt	—	—	1,000	31,000

              (1)          None of our named executive officers exercised stock options in fiscal year 2009.

              (2)          Reflects the amount calculated by multiplying the number of shares of restricted stock vested by the market price of our Common Stock on the vesting date.

Pension Benefits

              The table below sets forth the number of years of credited service and the present value of accumulated benefits and payments during fiscal year 2009 for (i) Mr. Bohn under the Oshkosh Corporation Retirement Plan and the supplemental retirement benefit provision in Mr. Bohn's employment agreement with us, (ii) Mr. Hove under the Oshkosh Corporation Retirement Plan, and (iii) each of the named executive officers other than Mr. Bohn and Mr. Hove under the Oshkosh Corporation Retirement Plan and the Oshkosh Corporation Executive Retirement Plan.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Robert G. Bohn	Retirement Plan Supplemental Retirement Benefit	18 17	420,772 10,990,276	— —
David M. Sagehorn	Retirement Plan Executive Retirement Plan	10 5	135,936 —	— —
Charles L. Szews	Retirement Plan Executive Retirement Plan	14 13	276,630 1,515,770	— —
R. Andrew Hove	Retirement Plan	1	—	—
Joseph H. Kimmitt	Retirement Plan Executive Retirement Plan	9 7	244,477 192,088	— —

              (1)          Years of credited service under the Retirement Plan are based on the executive working one thousand hours during the plan year (i.e., March 1 – February 28); however, years of credited service under the Supplemental Retirement Benefit and the Executive Retirement Plan are based on completed years and months of employment with us, and vesting under the Executive Retirement Plan is based on completed years of employment as an executive officer.

              (2)          The actuarial values of the accumulated plan benefits for the Retirement Plan, the Executive Retirement Plan and Mr. Bohn's supplemental retirement benefit were calculated using the unit credit valuation method and the following assumptions, among others: that the participants retire at their first unreduced retirement age of 62 (age 59 for Mr. Bohn); that the benefit calculation date is September 30, 2009, consistent with our accounting measurement date for financial statement reporting purposes; that the discount rate is 5.25%; that the post-retirement mortality assumption is based on the RP-2000 table and a 12-year projection; that final average pay is based on the current average pay without projection; that the form of payment is a single life annuity; and that the Retirement Plan benefit accrues ratably over the greater of 30 years or the participant's projected years of service at age 65 and the Executive Retirement Plan benefit accrues ratably over the first 20 years from the date of hire and becomes vested 20% per year from years 5 to 10 from the date the employee became an officer.

              Oshkosh Corporation Retirement Plan – Under the Retirement Plan, a salaried employee is entitled to receive upon retirement at age 65 a monthly benefit equal to 50% of average monthly compensation less 45% of the primary social security benefit payable at age 65, reduced by 1/30th for each benefit accrual year of service less than 30, or certain actuarially equivalent benefits. Average monthly compensation is based on the average of the five highest consecutive years of earnings (excluding bonuses and subject to a maximum amount of compensation as established pursuant to IRS regulations) prior to the participant's normal retirement age or other date of termination. One thousand hours constitute a year of service. As of March 1, 1994, IRS regulations lowered the maximum amount of compensation allowed to be included in benefit calculations from $235,840 to $150,000. This amount was increased to $160,000 as of March 1, 1997, $170,000 as of January 1, 2000, $200,000 as of January 1, 2002, $205,000 as of January 1, 2004, $210,000 as of January 1, 2005, $220,000 as of January 1, 2006, $225,000 as of January 1, 2007, $230,000 as of January 1, 2008, and $245,000 as of January 1, 2009. Accrued benefits calculated as of February 28, 1994 at the higher limit have been grandfathered. An employee who has reached the age of 55 with a minimum of five years of service may retire and begin to receive the actuarial equivalent of his or her pension benefits. The spouse of an employee who would have been eligible for early retirement at death, and married at least one year, is entitled to a monthly benefit equivalent to 50% of the amount of the life annuity which would have been payable to a participant as of the participant's normal retirement age. Compensation that the Retirement Plan covers for the named executive officers generally corresponds with the base salary for each such individual, subject to the annual maximum.

              Supplemental Retirement Benefit – Under his supplemental retirement benefit, Mr. Bohn is entitled to receive upon retirement a monthly benefit equal to 30% of Mr. Bohn's average monthly compensation at age 55 increasing to 50% of average monthly compensation at age 59, reduced by the amount of any pension payable by us under the Retirement Plan and subject to adjustment to the extent Mr. Bohn has not completed 20 years of employment after April 30, 1992. Average monthly compensation is based on the average of Mr. Bohn's compensation for the three most recent years prior to Mr. Bohn's retirement or other termination. Mr. Bohn's spouse is entitled to receive 50% of the supplemental retirement benefit amount that would have been payable to Mr. Bohn in the event of Mr. Bohn's death. In addition, under his employment agreement, if there were to occur a change in control of our company, as defined in his executive severance agreement, we will pay to Mr. Bohn in a single distribution the then present value of his accrued and vested supplemental retirement benefit. Compensation that the supplemental retirement benefit covers for Mr. Bohn generally corresponds with his base salary and earned bonus compensation.

              Oshkosh Corporation Executive Retirement Plan – Under the Executive Retirement Plan, certain of our officers, including the named executive officers other than Mr. Bohn and Mr. Hove are entitled to receive upon retirement a monthly benefit equal to 24% of their average monthly compensation at age 55 increasing to 40% of average monthly compensation at age 62, prorated if the executive has less than 20 years of service at retirement. This amount is reduced by the amount of any pension payable by us under the Retirement Plan, the annuity value of the executive's 401(k) plan match and 50% of the executive's social security benefit. Average monthly compensation is based on the average of the executive's compensation for the highest five years of pay in the last ten years of credited service with the highest five not required to be consecutive. Beginning October 1, 2004, the final average monthly compensation includes base and bonus pay. The executive's spouse is entitled to receive 50% of the Executive Retirement Plan benefit that would have been payable in the event of the executive's death. Compensation that the Executive Retirement Plan covers generally corresponds with base salary and earned bonus compensation.

Non-Qualified Deferred Compensation

              Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers – Our named executive officers did not elect to participate in the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers. Under the Deferred Compensation Plan, each participating named executive officer may defer up to 65% of the executive officer's base salary for the plan year and 85% of the executive officer's annual incentive compensation payable in the plan year for services and performance during the preceding plan year.

              An executive participating in the Deferred Compensation Plan may elect to have his deferrals credited to a fixed-income investment account or in a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each executive's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the executive. Payments generally initiate upon the executive's separation from service with us. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all executives in a single lump sum cash payment.

Potential Payments Upon Termination Or Change In Control

              The following tables disclose potential payments and benefits under our compensation and benefit plans and arrangements to which our named executive officers would be entitled to upon a termination of employment or a change in control of our company. We list the estimated amount of compensation payable to each of our named executive officers in each situation in the tables below assuming that the termination and/or change in control of our company occurred at September 30, 2009 and that our Common Stock had a value of $30.93, which was the closing market price for our Common Stock on September 30, 2009. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions that we have made in calculating the estimated compensation, follow these tables. However, refer to the Pension Benefits table above for amounts that our named executive officers would receive upon retirement absent a change in control of our company.

Robert G. Bohn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				7,027,560		8,863,506
Continued Life, Hospitalization, Medical and Dental Insurance Coverage		205,551		290,791		290,791
Outplacement Services						177,675
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	4,835,840	4,835,840	4,835,840		4,835,840	4,835,840
Unvested Performance Shares	422,710	422,710	422,710		1,268,130	1,268,130
Unearned Annual Cash Incentive Awards					1,184,500	1,184,500
Unvested Retirement Benefits
Additional Retirement Benefits						2,627,181
Disability Payment		1,828,081
Excise Tax Gross Up Payment

Total Pre-tax Benefit	5,258,550	7,292,182	5,258,550	7,318,351	7,288,470	19,257,623

David M. Sagehorn	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				930,000		1,724,334
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						52,420
Outplacement Services						69,750
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	1,057,840	1,057,840			1,057,840	1,057,840
Unvested Performance Shares	35,054	35,054			105,162	105,162
Unearned Annual Cash Incentive Awards					279,000	279,000
Unvested Retirement Benefits
Additional Retirement Benefits						1,184,577
Excise Tax Gross Up Payment						1,910,431

Total Pre-tax Benefit	1,092,894	1,092,894		930,000	1,442,002	6,393,514

Charles L. Szews	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				2,064,287		3,600,060
Continued Life, Hospitalization, Medical and Dental Insurance Coverage				33,301		52,420
Outplacement Services						102,742
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	2,159,769	2,159,769			2,159,769	2,159,769
Unvested Performance Shares	144,340	144,340			433,020	433,020
Unearned Annual Cash Incentive Awards					547,960	547,960
Unvested Retirement Benefits
Additional Retirement Benefits						1,404,953
Excise Tax Gross Up Payment

Total Pre-tax Benefit	2,304,109	2,304,109		2,097,588	3,140,749	8,310,924

R. Andrew Hove	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts			Not Eligible
Cash Termination Payment				680,000		680,000
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						30,953
Outplacement Services						51,000
Legal and Accounting Advisor Services						5,000
Unvested Stock Options	514,800	514,800			514,800	514,800
Unvested Performance Shares
Unearned Annual Cash Incentive Awards					204,000	204,000
Unvested Retirement Benefits
Additional Retirement Benefits
Excise Tax Gross Up Payment

Total Pre-tax Benefit	514,800	514,800		680,000	718,800	1,485,753

Joseph H. Kimmitt	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control ($)	Change in Control and Termination Without Cause or for Good Reason ($)
Triggered Payouts
Cash Termination Payment				781,772		1,916,058
Continued Life, Hospitalization, Medical and Dental Insurance Coverage						5,420
Outplacement Services						58,633
Legal and Accounting Advisor Services						10,000
Unvested Stock Options	528,920	528,920	528,920		528,920	528,920
Unvested Performance Shares	51,550	51,550	51,550		154,650	154,650
Unearned Annual Cash Incentive Awards					234,531	234,531
Unvested Retirement Benefits
Additional Retirement Benefits						759,783
Excise Tax Gross Up Payment						1,518,199

Total Pre-tax Benefit	580,470	580,470	580,470	781,772	918,101	5,186,194

              Key Executive Employment and Severance Agreements – We currently have in effect Key Executive Employment and Severance Agreements, or KEESAs, with our executive officers, including each of our named executive officers. Under the KEESAs, after a change in control of our company, if we terminate the executive's employment other than by reason of death, disability or for cause, then the executive is entitled to a cash termination payment and other benefits. The executive is also entitled to a cash termination payment and other benefits if, after the change in control of our company, the executive terminates his employment for good reason. The termination payment will be equal to the sum of the executive's annual salary in effect at the change in control (or any subsequent higher salary) plus the highest annual bonus award paid during the three years before the change in control, multiplied by the number of years remaining in the employment period (up to three but not less than one, and up to two, but not less than one, for Mr. Hove). The amounts in the tables assume the maximum three years (or two years for Mr. Hove) remaining in the employment period. If the executive is entitled to a cash termination payment, then the executive (except for Mr. Hove) also is entitled to (i) additional pension benefits equal to the difference between the amount he would actually be entitled to receive on retirement and the amount to which he would have been entitled to receive had he continued to work until the earlier of age 65 or the number of years remaining in the employment period (up to three) and (ii) the difference between the unreduced social security benefit payable to the executive if his employment continued until his unreduced social security age and the actual social security benefit payable to the executive at the end of the employment period. This payment ceases at the executive's unreduced social security age. In addition, the KEESAs provide for outplacement services and continuation of life and disability insurance for up to three years (two years for Mr. Hove), hospitalization, medical and dental coverage and other welfare benefits as in effect at the termination. The KEESAs (except for Mr. Hove) provide that if the payments under the agreement are an "excess parachute payment" for purposes of the Internal Revenue Code, then we will pay the executive the amount necessary to offset the 20% excise tax that the Internal Revenue Code imposes and any additional taxes on this payment. In fiscal 2008, we revised the terms of the KEESAs with the purpose of ensuring that payments under the agreement are not "income includible under Section 409A" for purposes of the Internal Revenue Code. However, if for some reason payments under the agreement are nonetheless "income includible under Section 409A", then we can be obligated to pay the executive the 20% additional income tax that Internal Revenue Code Section 409A imposes and interest and any additional taxes on this payment.

              In consideration of the KEESA benefits, each executive officer party to a KEESA agrees not to compete with us for a period of 18 months after the executive officer leaves us and to keep in confidence any proprietary information or confidential information for a period of 18 months after the executive officer leaves us. Our Board of Directors can waive both of these conditions.

              Under the KEESAs, there is a "change in control" if:

  •
  any person is or becomes the beneficial owner of securities representing 25% or more of our outstanding Common Stock;

  •
  there is a change in the composition of our Board of Directors that at least two-thirds of the existing directors have not approved;

  •
  a merger, consolidation or share exchange with any other corporation (or the issuance of voting securities in connection with a merger, consolidation or share exchange) is consummated in which our shareholders control less than 50% of combined voting power after the merger, consolidation or share exchange; or

  •
  our shareholders approve a plan of complete liquidation or dissolution or a sale or disposition by us of all or substantially all of our assets is consummated.

              Under the KEESAs, the term "cause" generally means:

  •
  committing any act of fraud, embezzlement or theft in connection with the executive's duties as an executive officer;

  •
  continuing, willful and unreasonable refusal by an executive to perform duties or responsibilities;

  •
  willfully engaging in illegal conduct or gross misconduct that causes us demonstrable and serious financial injury;

  •
  willfully disclosing our trade secrets or confidential information; or

  •
  engaging in competition with us that our Board of Directors determines to be materially harmful to us.

              Under the KEESAs, the term "good reason" generally means:

  •
  a breach of the agreement by us;

  •
  any reduction in an executive's base salary, percentage of base salary available as incentive compensation or bonus opportunity or benefits;

  •
  a material adverse change in the executive's working conditions or status with us from such working conditions or status in effect during the 180-day period prior to the change in control, including but not limited to a significant change in the nature or scope of his authority, powers, functions, duties or responsibilities or a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that we remedy promptly after receipt of notice thereof;

  •
  relocation of the executive's principal place of employment to a location more than 50 miles from the executive's principal place of employment during the 180-day period prior to the change in control;

  •
  we require the executive to travel on business to a materially greater extent than was required during the 180-day period prior to the change in control;

  •
  our failure to cause a successor to assume an executive's agreement; or

  •
  we terminate the executive's employment after a change in control without delivering proper notice of termination.

              Stock Option Agreements – We have granted stock option awards to our named executive officers under the Oshkosh Corporation 1990 Incentive Stock Plan, the Oshkosh Corporation 2004 Incentive Stock and Awards Plan, and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Each plan contains provisions that apply upon a termination of an executive or a change in control of our company.

Oshkosh Corporation 1990 Incentive Stock Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or three months after the date of the executive's retirement. If we cease to employ the executive for any reason other than death, disability or retirement, then that portion of the option award that is exercisable on the date of the executive's termination of employment will remain exercisable for a period of three months after such date and the remaining portion of the option award will automatically expire on such date. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable. "Change in control" in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2004 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or one to three years after the date of the executive's retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. "Change in control" in this plan is defined in the same manner as under the KEESAs.

Oshkosh Corporation 2009 Incentive Stock and Awards Plan

              Under this plan and the related award agreements, if the executive's employment terminates by reason of the executive's death, disability or retirement, then the option award will become fully vested and will remain exercisable by the executive or his beneficiary for a period of one year after the date of the executive's death or disability or three years after the date of the executive's retirement. Effective upon a change in control of our company, the option award will fully vest and will immediately become exercisable, and the executive holding the option award will have the right to receive, in exchange for surrender of each option, an amount of cash equal to the excess, if any, of the fair market value of a share of our Common Stock as determined on the date of exercise over the exercise price of the option as stated on the date the option was awarded. "Change in control" in this plan is defined in the same manner as under the KEESAs.

              The amounts in the tables above include the value attributable to unvested stock options that our named executive officers held valued at the amount by which the closing price of our Common Stock on September 30, 2009 exceeds the exercise price of the unvested options.

              Performance Share Awards – Performance share awards have been granted to our named executive officers under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan. Under these plans and the related award terms, if the executive's employment terminates by reason of the executive's death, disability or retirement after the tenth trading day of the performance period in respect of an award, then the executive will receive a proportionate number of the shares of our Common Stock that the executive would have received had the performance period ended on the date of termination based on the number of days that have elapsed in the performance period prior to the date of termination. If we cease to employ the executive for any reason other than death, disability or retirement, then the executive will forfeit any rights with respect to an award of performance shares. Pursuant to the award terms, effective upon a change in control of our company that occurs during the performance period in respect of an award, the executive will be fully vested in the number of shares of our Common Stock calculated as if the performance period ended on the date of the change in control. The tables above do not reflect any amounts relating to performance share awards that we granted in fiscal 2007 because the total shareholder return under these awards calculated as of September 30, 2009 was below the threshold. Amounts are not shown for performance share awards granted in 2009 because the performance period for those awards does not begin until the beginning of fiscal year 2010. For performance share awards that we granted in fiscal 2008, the amounts shown in the tables above reflect that the total shareholder return was above the maximum payout level as of September 30, 2009.

              Oshkosh Corporation Executive Retirement Plan – Upon a change in control of our company, executives participating in our Executive Retirement Plan are credited with up to an additional three years of service and this benefit is vested without regard to the normal vesting schedule under the plan. Furthermore, if we terminate the executive's employment for any reason following the change in control, the executive will be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan through December 31, 2004, within 60 days after the termination of the executive's employment. "Change in control" is defined in the same manner as under the KEESAs for this purpose. The executive will also be entitled to receive a single lump sum cash payment equal to the present value (as determined under the Executive Retirement Plan) of the executive's earned and vested benefits under the Executive Retirement Plan for the period commencing January 1, 2005, within 60 days of the change in control. "Change in control" has a specified meaning for this purpose as defined in the Executive Retirement Plan.

              Annual Cash Incentive Awards – Under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan and the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, upon a change in control of our company, for any annual cash incentive award that a named executive officer has not earned by the time of the change in control, the named executive officer is entitled to receive a proportionate amount of the executive's annual cash incentive target award opportunity, based on the number of whole months that have elapsed in the fiscal year prior to the change in control. For each named executive officer, the amounts we disclose as "Unearned Annual Cash Incentive Awards" in the tables above assume that the change in control occurred prior to the end of the fiscal year and, therefore, the named executive officers did not yet earn their annual cash incentive awards, but the amounts do reflect the full target award opportunity for such executive for fiscal 2009 rather than only a proportionate amount. The Summary Compensation Table reflects the actual amount of the annual cash incentive award that each named executive officer earned for fiscal 2009. A named executive officer would not be entitled to receive both the amount in the tables above and the amount in the Summary Compensation Table.

              For purposes of determining the amount of any excise tax that the Internal Revenue Code may impose as a result of our payment of an executive's annual cash incentive target award opportunity upon a change in control of our company and to enable us to estimate any excise tax gross up payment that we would have to pay to the executive (except for Mr. Hove, to whom we are not obligated to make any excise tax gross up payment), we assume that the executive has earned the entire amount of the award as of September 30, 2009, the assumed date of the change in control.

Executive Employment Agreements

Mr. Bohn's Employment Agreement

              We entered into an employment agreement with Mr. Bohn on October 15, 1998 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. If we terminate Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminates his employment for good reason, then we are obligated to continue to pay his base salary and certain fringe benefits, including medical and dental insurance, pension and retirement benefits, and provide other similar benefits for the remainder of the term as provided in the employment agreement. In addition to salary and fringe benefits, if we terminate

Mr. Bohn's employment during the term of the employment agreement without cause, or if Mr. Bohn terminates his employment for good reason, then we are also obligated to pay to Mr. Bohn, on the last day of each fiscal year during the term as provided in the employment agreement, an amount equal to the average bonus paid or payable to Mr. Bohn with respect to the three full fiscal years preceding the date of termination of Mr. Bohn's employment. If Mr. Bohn becomes totally disabled during the term of his employment with us, and he is not paid his base salary, Mr. Bohn is entitled to receive benefits under our long-term disability program in an aggregate amount equal to 60% of his base salary then in effect for so long as such benefits would continue under our long-term disability program. Mr. Bohn's employment agreement entitles him to life insurance equal to three times his base salary and target bonus. The Summary Compensation Table reflects the premiums we have paid for this life insurance, but we do not include amounts payable under this life insurance in the table above that relates to Mr. Bohn.

              In consideration of the benefits provided to Mr. Bohn in his employment agreement, Mr. Bohn agrees not to compete with us for a period of one year after the termination of his employment, except in the event of our material breach of the employment agreement, and to keep in confidence any proprietary information or confidential information for a period of five years after the termination of his employment.

              Under Mr. Bohn's employment agreement, the term "cause" generally means:

  •
  engaging in theft, dishonesty, fraudulent misconduct, disclosure of trade secrets, gross dereliction of duty or other grave misconduct that is substantially injurious to us;

  •
  willfully causing a material injury to our reputation, business or prospects;

  •
  being convicted of a felony;

  •
  consenting to an order of the SEC for a violation of the federal securities laws;

  •
  repeatedly demonstrating a failure to perform material duties, not due to illness or disability;

  •
  the filing of a petition under federal bankruptcy laws or state insolvency laws by or against Mr. Bohn; or

  •
  failing to timely file required federal or state income tax returns and pay related taxes.

              Under Mr. Bohn's employment agreement, the term "good reason" means a material breach by us of the terms and conditions of the employment agreement.

Mr. Szews' Employment Agreement

              We entered into an employment agreement with Mr. Szews on March 20, 2007 and amended the agreement in 2008 to bring the agreement in compliance with the requirements of Internal Revenue Code Section 409A. If, prior to the end of the term of the employment agreement, we terminate Mr. Szews' employment other than for cause, or Mr. Szews terminates his employment for good reason, then we are obligated to pay to Mr. Szews as severance pay, in lieu of base salary and bonus for the remaining term of the employment agreement, an amount equal to two times the sum of (i) Mr. Szews' base salary, plus (ii) an amount equal to the average of the annual bonuses paid or payable to Mr. Szews with respect to the three full fiscal years preceding the date of termination. In addition, we are obligated to pay a pro rata bonus for the fiscal year in which the termination occurs and fringe benefits for the remaining term of the employment agreement.

              In consideration of the benefits provided to Mr. Szews in his employment agreement, Mr. Szews entered into a confidentiality and loyalty agreement with us whereby he agrees not to compete with us for a period of 18 months after the termination of his employment and to keep in confidence any proprietary information or confidential information for a period of two years after the termination of his employment. In this agreement, Mr. Szews also agrees not to solicit our employees and to notify us before accepting employment with a competitor of ours for a period of 18 months after the termination of his employment.

              Under Mr. Szews' employment agreement, "cause" is defined in the same manner as under Mr. Bohn's employment agreement, except that under Mr. Szews' employment agreement, "cause" also means:

  •
  being involved in the commission of an impropriety involving our financial statements;

  •
  committing material violations of our codes of conduct; or

  •
  materially breaching obligations under the confidentiality and loyalty agreement.

              Under Mr. Szews' employment agreement, the term "good reason" means any substantial breach by us of the employment agreement that is not remedied by us promptly after receipt of notice thereof from Mr. Szews.

              Deferred Compensation Plans – A termination of an executive officer or a change in control of our company would not impact the amounts payable to our named executive officers under the Oshkosh Corporation Deferred Compensation Plan for Directors and Executive Officers.

DIRECTOR COMPENSATION

              The table below summarizes the compensation paid to or earned by our non-employee directors during fiscal 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)(5)(6)	Option Awards ($)(4)(5)(6)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($)(8)	Total ($)
J. William Andersen	65,000	8,745	12,949	—	—	—	86,694
Richard M. Donnelly	65,000	8,745	12,949	—	783	—	87,477
Frederick M. Franks, Jr.	65,000	8,745	12,949	—	—	—	86,694
Michael W. Grebe	73,000	8,745	12,949	—	—	—	94,694
John J. Hamre (2)	—	—	—	—	—	—	—
Kathleen J. Hempel	67,000	8,745	12,949	—	—	6,788	95,482
Harvey N. Medvin	75,000	8,745	12,949	—	—	—	96,694
J. Peter Mosling, Jr.	54,500	8,745	12,949	—	—	—	76,194
Craig P. Omtvedt	65,000	8,745	16,535	—	—	—	90,280
Timothy J. Roemer (3)	44,208	13,832	7,772	—	—	—	65,812
Richard G. Sim	65,000	8,745	12,949	—	—	—	86,694

              (1)          Directors who also are employees, Messrs. Bohn and Szews, receive no additional compensation for their service on our Board of Directors and are not included in this table. The compensation Messrs. Bohn and Szews received as our employees during and for fiscal 2009 is shown in the Summary Compensation Table on page 30.

              (2)          Our Board of Directors appointed Mr. Hamre to our Board on November 2, 2009.

              (3)          On July 10, 2009, Mr. Roemer advised us of his intention to resign as a member of the Board effective as of July 15, 2009 as a result of his nomination by President Obama as the United States Ambassador to India. The amounts shown with respect to Mr. Roemer reflect compensation paid to or earned by Mr. Roemer prior to his resignation.

              (4)          The amounts in these columns are based on the dollar amount of the expense that we recognized in connection with awards to our non-employee directors under our 2004 Incentive Stock and Awards Plan for financial statement reporting purposes for the fiscal year ended September 30, 2009. We determined the amount of the expense in accordance with FAS 123R, except that, in compliance with SEC requirements, the amounts reported in our Director Compensation Table do not take into account any estimates of forfeitures relating to service-based vesting. In general, FAS 123R requires us to expense the value of equity awards ratably over the vesting period of the equity award, or a shorter period based upon certain acceleration provisions of the awards. The amounts in our Director Compensation Table therefore include amounts attributable to awards granted in and prior to fiscal year 2009. Note 16 to our audited consolidated financial statements for the fiscal year ended September 30, 2009, which are included in our Annual Report on Form 10-K that we filed with the SEC on November 18, 2009, includes assumptions (other than estimates of forfeitures) that we used in the calculation of these amounts.

              (5)          The table below sets forth the aggregate number of unvested restricted stock awards and the aggregate number of stock option awards of each of our non-employee directors outstanding at September 30, 2009.

Name	Aggregate Number of Outstanding Restricted Stock Awards (#)	Aggregate Number of Outstanding Stock Option Awards (#)
J. William Andersen	367	34,250
Richard M. Donnelly	366	41,250
Frederick M. Franks, Jr.	367	72,250
Michael W. Grebe	367	60,250
John J. Hamre	—	—
Kathleen J. Hempel	367	72,250
Harvey N. Medvin	367	13,450
J. Peter Mosling, Jr.	367	72,250
Craig P. Omtvedt	—	4,550
Richard G. Sim	367	60,250

              (6)          The grant date fair value of the equity awards we granted in fiscal 2009 to all non-employee directors, computed in accordance with FAS 123R, was $87,450 for stock awards and $129,490 for option awards.

              (7)          The amounts in this column represent above-market interest on non-qualified deferred compensation computed on a quarter by quarter basis. The above-market interest rate is the percentage amount by which the interest rate earned on deferred compensation in fiscal 2009 exceeded 120% of the applicable federal long-term interest rate, with compounding, at the time the interest rate was set. The interest rate earned on deferred compensation for the first, second, third and fourth quarters of fiscal 2009 was 6.00%, 4.25%, 4.25% and 4.25%, respectively. For the same periods, 120% of the applicable federal long-term interest rate was 5.40%, 5.25%, 4.17% and 4.58%, respectively.

              (8)          The amount in this column represents a reimbursement of federal and state income tax penalties and a corresponding tax gross-up to Mrs. Hempel in connection with recently filed amended personal income tax returns. The amended returns were necessary due to tax penalties related to restricted stock awards made in fiscal 2005 and fiscal 2006, which, contrary to our understanding at the time the awards were made, arguably represented taxable income to retirement eligible directors. We issued revised Form 1099s to the affected directors for fiscal years 2005 and 2006. The Human Resources Committee, after review and discussion, decided to reimburse the affected directors for any penalties and interest they incurred in connection with the amended filings. A tax gross up benefit was also applied to the reimbursements.

              Retainer and Meeting Fees – Each non-employee director is entitled to receive an annual retainer of $35,000 and a fee of $1,500 for each Board and Board committee meeting attended, including telephonic Board meetings. The Chairperson of the Audit Committee receives an additional annual retainer of $10,000 and the Chairpersons of the Governance and Human Resources Committees receive an additional annual retainer of $5,000. Additionally, we reimburse directors for reasonable travel and related expenses that they incur in attending Board and Board committee meetings as well as continuing education programs.

              Stock Options – We generally grant stock options to our non-employee directors at the meeting of our Board of Directors held on the date of our annual meeting of shareholders, or at the time a director joins our Board. Upon election at our 2009 Annual Meeting of Shareholders, we granted to each of our non-employee directors 2,600 stock options under the Oshkosh Corporation 2004 Incentive Stock and

Awards Plan. The exercise price for options is the closing share price of our Common Stock on the date of the grant. Options have a term of 10 years and one month and vest ratably over a three year period beginning with the first 33.3% vesting one year after the date of grant, the second 33.3% vesting two years after the date of grant and the final 33.4% vesting three years after the date of grant. If a director ceases to be a member of the Board as a result of death, disability or retirement, then the director's options will become fully vested. If a director ceases to be a member of the Board for any reason other than death, disability or retirement, prior to the date the options are fully vested, then the director will forfeit the options that have not vested on the date the director ceases to be a member of the Board. Effective upon a change in control of our company, the option will fully vest and will immediately become exercisable and the director holding the option will have the right to receive, in exchange for surrender of the option, an amount of cash equal to the excess of the greater of (i) the fair market value of a share of our Common Stock as determined on the date of the change in control and (ii) the highest per share price paid in the change in control transaction over the purchase or grant price of such shares under the option award.

              Restricted Stock Awards – We generally grant shares of restricted stock to our non-employee directors at the meeting of our Board of Directors held on the date of our annual meeting of shareholders, or at the time a director joins our Board. Upon election at our 2009 Annual Meeting of Shareholders, we granted to each of our non-employee directors 1,100 shares of restricted stock under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan which are subject to certain limited restrictions on transfer.

              Deferred Compensation Plan – Our non-employee directors may elect to participate in our Deferred Compensation Plan for Directors and Executive Officers, under which each director may defer up to 100% of all retainer fees, attendance fees and fees for serving as a committee chair. We will reduce the fees paid to each director by the amount of all deferrals made on his or her behalf.

              A director participating in the Deferred Compensation Plan may elect to have his or her deferrals credited to a fixed-income investment account or a stock account. Deferrals credited to a fixed-income investment account earn interest at the prime rate as published in The Wall Street Journal on the last business day of the immediately preceding plan year quarter, plus 1%. Deferrals credited to a stock account are treated as though invested in our Common Stock. Any dividends earned on our Common Stock are reinvested in each director's stock account.

              Payments from the Deferred Compensation Plan may be made in a lump sum or in annual installments for up to ten years at the election of the director. Payments generally initiate upon the director ceasing to be a member of the Board. However, in the event of a change in control of our company, as defined in the Deferred Compensation Plan, we will pay out the accounts of all directors in a single lump sum cash payment.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1:
Election of Directors

              Our Board of Directors has nominated twelve people for election as directors at the Annual Meeting. Each of the nominees currently is a director of our company and, with the exception of Mr. Hamre, was elected at the 2009 Annual Meeting. If our shareholders elect these directors, then the directors will hold office until the next Annual Meeting, or until their successors have been elected and qualified.

              The nominees are: J. William Andersen, Robert G. Bohn, Richard M. Donnelly, Frederick M. Franks, Jr., Michael W. Grebe, John J. Hamre, Kathleen J. Hempel, Harvey N. Medvin, J. Peter Mosling, Jr., Craig P. Omtvedt, Richard G. Sim and Charles L. Szews. Their biographical information is set forth on pages 6-8 of this Proxy Statement.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Proposal 2:
Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending September 30, 2010

              The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent auditors for the fiscal year ending September 30, 2010.

              Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

              We are asking our shareholders to ratify the appointment of Deloitte & Touche LLP as our independent auditors. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to our shareholders for ratification because we value our shareholders' views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interests of our company and our shareholders.

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS OUR INDEPENDENT AUDITORS.

Proposal 3:
Shareholder Proposal

              The following proposal was submitted by one of our individual shareholders and will be voted on at the Annual Meeting if it is properly presented. Such shareholder's name, address, and number of shares of Common Stock held may be obtained upon written request therefor made to our Secretary. The proposal has been included according to the SEC rules as we received it.

3 – Directors to be Elected by Majority Vote

              Resolved: Directors to be Elected by Majority Vote Bylaw. Shareholders request that our company adopt a bylaw specifying that the election of our directors shall be decided by a majority of the votes cast, with a plurality vote standard used in those director elections in which the number of nominees exceeds the number of directors to be elected. The Securities and Exchange Commission said there is a substantive distinction between a bylaw and a policy.

              In order to provide shareholders a meaningful role in director elections, our company's director election vote standard should be changed to a majority-vote standard. A majority-vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. A majority-vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and the entire board.

              The merits of this proposal for Directors to be Elected by Majority Vote should also be considered in the context of the need to initiate improvements in our company's corporate governance structure and in individual director performance. For instance in 2009 the following governance and performance issues were identified:

  •
  We had no Independent Chairman or even a Lead Director.

  •
  We had no shareholder cumulative voting right.

  •
  We had no shareholder right to act by written consent.

  •
  Directors Charles Szews and Peter Mosling were potentially conflicted — due to their non-director business with our company.

  •
  Each of our directors needed only one yes-vote from our 72 million shares to be elected.

  •
  Our company has three long tenured directors and two directors past retirement age — succession planning and entrenchment concerns.

  •
  For example, directors Peter Mosling and William Andersen had 33-years tenure which could impact their independence.

  •
  For example, directors Frederick Franks and Harvey Nedvin were each age 72.

              One example of the support Oshkosh shareholders have given to a shareholder proposal is the 84%-support to the 2008 shareholder proposal sponsored by [the proponent of this proposal] to end the Oshkosh poison pill.

              The Oshkosh 2008 annual meeting ballot was also an example of how irritating our company can make it for individual shareholders to vote for a shareholder proposal. If one chose to telephone vote all items exactly as directed by management then only one button needed to be pushed. However if one wanted to vote for the shareholder proposal, then more than 10 buttons needed to be pushed.

              The Council of Institutional Investors www.cii.org, whose members had $3 trillion invested, recommended adoption of this proposal topic. The Council sent letters asking the 1,500 largest U.S.

companies to comply with the Council's policy and adopt this topic. Leading proxy advisory firms also recommended voting in favor of this proposal topic:

Directors to be Elected by Majority Vote –
Yes on 3

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL NUMBER 3.

              After careful review and consideration of this proposal, our Board and Governance Committee have determined that the proposal is not in the best interests of our shareholders and recommend a vote "AGAINST" the proposal for the reasons we discuss below.

The Company's By-laws Already Provide for a Majority Voting Process

              The proposal does not request a meaningful change from our company's current director election process. Our election standards are contained in our By-Laws, which provide that in typical director elections, any director nominee who receives a majority of votes "withheld" must tender his or her resignation to the Board. The Board must act in a timely manner to consider the resignation and must disclose, in a Form 8-K public filing, its reasons for accepting or rejecting the director's resignation. Our Board believes that this process serves the interests of our shareholders by establishing direct and effective consequences for any director nominee who does not receive a majority vote in an uncontested election.

              In approving this election process, our Board recognized the need to serve the interests of our shareholders in general. Adopting the proponent's process literally as proposed could provide shareholder groups that are indifferent to the long-term interests of our company and our shareholders the ability to frustrate Board elections through the use of "vote no" campaigns to promote specific interests, which could negatively impact our company's operation and performance.

The Proponent's Majority Vote Bylaw is not Needed to Improve our Corporate Governance

              The proponent states that our shareholders should consider his proposed majority vote standard in the context of the "need to initiate improvements in our company's corporate governance structure." As support for this statement, the proponent makes inaccurate and unsubstantiated assertions. For example:

  •
  The proponent incorrectly suggests that we have no lead director, which fails to recognize that our published Corporate Governance Guidelines provide that the chair of our Governance Committee, who must be an independent director, is the Presiding Director of our Board and in that role, in addition to other responsibilities, chairs the executive sessions of the independent directors;

  •
  The proponent asserts, without factual support, the incorrect notion that two of our directors are potentially conflicted; and

  •
  The proponent makes an unsubstantiated assertion questioning the independence of two of our directors.

              In fact, our company's governance practices are strong. Our Governance Committee, which is comprised solely of independent directors, and our Board have in place a robust nomination and evaluation process, which identifies and proposes qualified independent director nominees to serve the best interests of our company and our shareholders. The Governance Committee bases its decision to recommend a nominee for election to the Board based on factors such as strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. This process has resulted in a Board that is comprised of highly qualified directors from diverse backgrounds. Following their election to the Board, our directors must annually provide detailed information supporting a finding of independence according to standards determined by the SEC and New York Stock Exchange.

Summary

              We believe our company and our shareholders are best served by our current form of director majority voting election process. As noted above, our By-Laws already properly address this area of corporate governance. Our current director election process provides opportunity for meaningful shareholder participation. Accordingly, our Board believes the proposal is not in the best interests of our company or our shareholders.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL NUMBER 3.

OTHER MATTERS

              Management knows of no matters other than those stated which are likely to be brought before the Annual Meeting. However, in the event that any other matter properly shall come before the meeting, it is the intention of the persons named in the forms of proxy to vote the shares represented by each such proxy in accordance with their judgment on such matters.

              All shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("Rule 14a-8") for presentation at the 2011 Annual Meeting must be received at our offices located at P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, by August 19, 2010 for inclusion in the proxy statement for our 2011 Annual Meeting.

              A shareholder who intends to present business, other than a shareholder's proposal pursuant to Rule 14a-8, or nominate a director at the 2011 Annual Meeting must comply with the requirements set forth in our By-Laws. Among other things, a shareholder must give written notice to our Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first made the proxy materials for our 2011 Annual Meeting available to shareholders. Therefore, since we anticipate making this Proxy Statement available on December 18, 2009, we must receive notice of a shareholder's intent to present business, other than pursuant to Rule 14a-8, or nominate a director at the 2011 Annual Meeting no sooner than October 8, 2010, and no later than November 3, 2010.

              If the notice is received after November 3, 2010, then we are not required to present such proposal at the 2011 Annual Meeting because the notice will be considered untimely. If our Board of Directors chooses to present such a shareholder's proposal submitted after November 3, 2010 at the 2011 Annual Meeting, then the persons named in proxies solicited by our Board of Directors for the 2011 Annual Meeting may exercise discretionary voting power with respect to such proposal.

              If a shareholder complies with the following procedures, then the Governance Committee will consider director candidates that such shareholder has recommended for available seats on our Board. For a shareholder to properly recommend a director candidate for consideration, the shareholder must provide written notice to the attention of our Secretary at our address as shown on the Notice of Annual Meeting of Shareholders included herewith. Such notice must include the shareholder's name, address, the class and number of shares of Common Stock owned, the name, age, business address and principal occupation of the candidate, and the number of shares of Common Stock beneficially owned by the candidate, if any. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. We may require any candidate to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. Our Secretary will forward the recommendations to the Governance Committee for consideration.

              Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials, Annual Report to Shareholders and/or Proxy Statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling or writing Ms. Margaret Wacholtz, Oshkosh Corporation, P.O. Box 2566, Oshkosh, Wisconsin 54903-2566, (920) 235-9151 ext. 22889.

COST OF SOLICITATION

              We will bear the cost of soliciting proxies, including preparing, printing and mailing this Proxy Statement, should you request a printed copy of the proxy materials, and the Notice of Internet Availability of Proxy Materials. Proxies may be solicited personally, by mail or by telephone by certain of our officers, regular employees or representatives. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock for us.

P87250-M18721 Meeting Information Meeting Type: Annual For holders as of: December 10, 2009 Date: February 04, 2010 Time: 10:00 a.m. CST Location: You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions. OSHKOSH CORPORATION *** Exercise Your Right to Vote *** IMPORTANT NOTICE Regarding the Availability of Proxy Materials Oshkosh Convention Center 2 North Main Street, Oshkosh, Wisconsin OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET P.O. BOX 2566 OSHKOSH, WI 54903-2566

P87250-M18722 Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT Before You Vote How to Access the Proxy Materials How To Vote Please Choose One of the Following Voting Methods Vote In Person: At the Meeting, you will need to request a ballot to vote these shares. If these shares are held beneficially in street name, then you must obtain a legal proxy from the broker or agent that holds these shares giving you the right to vote the shares and bring such proxy to the Meeting. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before 1/21/2010 to facilitate timely delivery. How to View Online: Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Voting Items 1a. J. William Andersen 1b. Robert G. Bohn 1c. Richard M. Donnelly 1d. Frederick M. Franks, Jr. 1e. Michael W. Grebe 1f. John J. Hamre 1g. Kathleen J. Hempel 1h. Harvey N. Medvin 1i. J. Peter Mosling, Jr. 1j. Craig P. Omtvedt 1k. Richard G. Sim 1l. Charles L. Szews 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company's independent auditors for fiscal year 2010. 3. Consideration of a shareholder proposal, if properly presented, requesting adoption of a Company by-law regarding director elections. 4. To consider and act on such other business as may properly come before the Annual Meeting. B. The Board of Directors recommends you vote AGAINST item 3: C. Other Business A. The Board of Directors recommends you vote FOR items 1 and 2: 1. Election of Directors Nominees: P87250-M18723

P87250-M18724

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) [PLEASE SIGN WITHIN BOX] Date OSHKOSH CORPORATION M18717-P87250 For Against Abstain OSHKOSH CORPORATION ATTN: INVESTOR RELATIONS 2307 OREGON STREET P.O. BOX 2566 OSHKOSH, WI 54903-2566 For Against Abstain 1. Election of Directors VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 3, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 3, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Note: Please sign name exactly as it appears hereon. When signing as attorney, executor, trustee or guardian, please add title. For joint accounts, each owner should sign. Signature acknowledges receipt of Notice of Annual Meeting, Proxy Statement and Annual Report for Fiscal Year 2009. A. The Board of Directors recommends you vote FOR items 1 and 2: 1a. J. William Andersen 1b. Robert G. Bohn 1c. Richard M. Donnelly 1d. Frederick M. Franks, Jr. 1e. Michael W. Grebe 1f. John J. Hamre 1g. Kathleen J. Hempel 1h. Harvey N. Medvin 1i. J. Peter Mosling, Jr. 1j. Craig P. Omtvedt 1k. Richard G. Sim 1l. Charles L. Szews 2. Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as the Company’s independent auditors for fiscal year 2010. 3. Consideration of a shareholder proposal, if properly presented, requesting adoption of a Company by-law regarding director elections. 4. To consider and act on such other business as may properly come before the Annual Meeting. B. The Board of Directors recommends you vote AGAINST item 3: C. Other Business D. Authorized Signatures - Sign Below - This section must be completed for your instructions to be effective. Nominees:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement & Annual Report are available at www.proxyvote.com. M18718-P87250 PROXY OSHKOSH CORPORATION Revocable Proxy for the 2010 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I hereby appoint Robert G. Bohn and Bryan J. Blankfield, and each of them, with full power to act without the other, and each with full power of substitution (the “Proxies”), as my proxy to vote all shares of Common Stock that I am entitled to vote at the Annual Meeting of Shareholders of Oshkosh Corporation (the “Company”) to be held at the Oshkosh Convention Center, 2 North Main Street, Oshkosh, Wisconsin, at 10:00 a.m. CST, on Thursday, February 4, 2010, or at any adjournment thereof, as set forth herein, hereby revoking any proxy previously given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THEN THE PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN ITEM 1, "FOR" THE RATIFICATION OF AUDITORS IN ITEM 2 AND "AGAINST" THE SHAREHOLDER PROPOSAL IN ITEM 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE